Exhibit 10.10

OFFICE BUILDING LEASE

by and between

WOODSIDE TECHNOLOGY CENTER, LLC,

a Delaware limited liability company

and

FOXHOLLOW TECHNOLOGIES, INC.,

a Delaware corporation

Basic Lease Information

Date:	May 3, 2004

Tenant:	FoxHollow Technologies, Inc.

Address:	740 Bay Road Redwood City, California 94085

Landlord:	Woodside Technology Center, LLC

Address:	c/o Hines 651 Gateway Boulevard, Suite 1140 South San Francisco, California 94080

Leased Premises:	740 Bay Road, located within the Woodside Technology Center

Rentable Square Footage:	60,985 square feet

Scheduled Term Commencement Date:	September 1, 2004

Scheduled Term Expiration Date:	August 31, 2011

Term:	Eighty-four (84) months

Base Rent:	Months of Term	Monthly Base Rate	Monthly Base Rent
	1 - 12	$1.00	$60,985.00
	13 - 24	$1.05	$64,034.25
	25 - 36	$1.10	$67,083.50
	37 - 48	$1.15	$70,132.75
	49 - 60	$1.20	$73,182.00
	61 - 72	$1.25	$76,231.25
	73 - 84	$1.30	$79,280.50

Letter of Credit:	Five Hundred Thirty Thousand Five Hundred Sixty-Nine and 50/100 Dollars ($530,569.50)

Landlord’s Contribution:	Six Hundred Nine Thousand Eight Hundred Fifty Dollars ($609,850.00) (viz., $10.00 per rentable square foot)

Tenant Improvements Loan:	Up to Three Hundred Four Thousand Nine Hundred Twenty-Five Dollars ($304,925.00) (viz., $5.00 per rentable square foot)

Broker:	Cornish & Carey Commercial

Option to Renew:	One (1) option of five (5) consecutive years

WOODSIDE TECHNOLOGY CENTER

This Lease is made and entered into as of the date specified in the Basic Lease Information Sheet attached hereto and incorporated herein by this reference, by and between WOODSIDE TECHNOLOGY CENTER, LLC, a Delaware limited liability company (“Landlord”), and the Tenant identified in the Basic Lease Information Sheet.

IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED IN THIS LEASE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

Definitions

Certain terms used in this Lease and the Exhibits hereto shall have the meaning set forth below for each such term. Certain other terms shall have the meaning set forth elsewhere in this Lease and the Exhibits hereto.

1.01 “Additional Rent” shall mean all payment obligations of Tenant hereunder other than the obligation for payment of Gross Rent.

1.02 “Base Rent” shall mean the basic rent payable by Tenant to Landlord in the amounts shown on the Basic Lease Information sheet and in the manner provided in Section 3.03.

1.03 “Building” shall mean the improvements known as 740 Bay Road located in Redwood City, California.

1.04 “Building Operating Cost” shall mean the portion of the Project Operating Cost which is allocated to the Building pursuant to Section 3.06.

1.05 “Building Operating Cost Adjustment” for any calendar year shall mean the difference, if any, between Estimated Building Operating Cost and Building Operating Cost for that calendar year.

1.06 “Building Standard Improvements” shall mean those improvements of the Leased Premises that are of the type and quality so defined in Exhibit E, or such other standards for a particular item selected from time to time by Landlord for the Building.

1.07 “Building Systems” shall mean all mechanical, electrical, HVAC, life safety or other systems of the Building.

1.08 “business day” shall mean Monday through Friday, except holidays; “holiday” means those holidays specified by the laws of the United States or the State of California and all holidays to which maintenance employees of the Building are entitled from time to time under their union contract or other agreement. At the request of Tenant, a current list of Building holidays shall be provided by Landlord on an annual basis in January of each year of the Term. Landlord shall have the right to change the holiday schedule from time to time by written notice to Tenant.

1.09 “Common Areas” shall mean all walkways, roadways, sidewalks, parkways, driveways, parking areas, parking structures, landscaped areas or other similar facilities maintained for the benefit of Project tenants and invitees.

1.10 “Customary Use” shall mean legally permitted uses that are similar to the uses for which other buildings in the general vicinity of the Project are generally being occupied by medical devices companies from time to time.

1.11 “Estimated Building Operating Cost” for any calendar month shall mean the portion of the Estimated Project Operating Cost which Landlord estimates to be allocable to the Building pursuant to Section 3.06 for such calendar month.

1.12 “Estimated Project Operating Cost” for any calendar month shall mean Landlord’s estimate of Project Operating Cost for the calendar year within which such month falls divided by twelve (12) equal monthly installments.

1.13 “Fair Market Rent” shall mean the prevailing market rate for the Leased Premises, taking into account the rates being charged for comparable space within high-quality commercial office and laboratory properties comparable to the Project located in central and southern San Mateo County, including, without limitation, the rate being charged by Landlord for comparable space within the Project, taking into consideration: location in the Building, tenant improvements or allowances existing or to be provided, rental abatements, lease takeovers/assumptions, moving expenses and other forms of rental concessions, proposed term of lease, extent of service provided or to be provided, the ownership of the comparable space, whether or not the transaction is a sublease, the time the particular rate under consideration became or is to become effective and any other relevant terms or conditions.

1.14 “Force Majeure Events” means casualty events (i.e., acts of God) not resulting from the acts of Tenant or the Tenant Parties.

1.15 “Gross Rent” shall mean the total of Base Rent and Estimated Building Operating Cost.

1.16 “Hazardous Material” shall mean any: (a) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Project or to persons on or about the Project or (ii) cause the Project to be in violation of any Hazardous Materials Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the

Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, and 25501 of the California Health and Safety Code; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other person coming upon the Project or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment.

1.17 “Hazardous Materials Claims” shall mean any enforcement, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any Hazardous Materials Laws; and any claims made by any third party against Landlord, Tenant or the Project relating to damage, contribution, cost recovery, compensation, loss or injury resulting from the presence, release or discharge of any Hazardous Materials.

1.18 “Hazardous Materials Laws” shall mean any federal, state or local laws, ordinances, orders, rules, regulations or policies, now or hereafter in force, as amended from time to time, in any way relating to the environment, health and safety, and Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Project, including, without limitation, soil, groundwater and indoor and ambient air conditions. Landlord hereby notifies Tenant in accordance with California Health & Safety Code Section 25359.7 that the Project is the subject of a state-supervised cleanup of hazardous waste disposed of on the site by prior occupants and in connection therewith, and a no further action letter was issued by the Bay Area Regional Water Quality Board on July 18, 1997. Landlord shall provide to Tenant a letter describing the current condition of the Project, the history of contamination of the Project, the process of any ongoing remediation, and the ownership of any existing problems.

1.19 “Landlord Affiliates” means any persons or entities controlling, controlled by or under common control with the named Landlord herein.

1.20 “Landlord Delays” means any actual delay in the construction of the Tenant Improvements caused solely or primarily by the failure of Landlord to respond to Tenant’s submittal of Conceptual Plans and Working Drawings within the periods set forth in Paragraphs 3 and 4, respectively, of Exhibit D.

1.21 “Landlord Parties” means the employees, agents, contractors, officers, directors, partners, licensees, invitees and guests of Landlord, Landlord Affiliates, Landlord’s manager and members and their respective members, managers, shareholders, general partners and limited partners.

1.22 “Leased Premises” shall mean the floor area more particularly shown on the floor plans attached hereto as Exhibit A, containing the rentable square footage specified on the Basic Lease Information sheet.

1.23 “Letter of Credit” shall mean the irrevocable standby letter of credit in the face amount specified in the Basic Lease Information sheet to be delivered by Tenant to Landlord to be held pursuant to Section 5.15 below.

1.24 “Major Vertical Penetrations” shall mean the area or areas within Building stairs (excluding the landing at each floor), elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts and the like, that service more than one floor of the Building. The area with Major Vertical Penetrations shall be bounded and defined by the interior surface of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.

1.25 “Permitted Hazardous Materials” shall mean Hazardous Materials which are contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within executive offices of similar size and location, but only if and to the extent that such Hazardous Materials are transported, stored and used in full compliance with all Hazardous Materials Laws and otherwise in a safe and prudent manner. Any such Hazardous Materials which are transported, stored and used in a manner which is not in full compliance with all Hazardous Materials Laws or which is not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Materials” for the purposes of this Lease.

1.26 “Permitted Use” shall mean (i) executive, professional office, and corporate administrative office uses, (ii) research and development and laboratory uses (including, without limitation, clean room, wet lab), (iii) manufacturing and machine shop uses for a medical devices company or a company engaged in the life sciences field (collectively, a “Life Sciences Company”), (iv) assembly and testing uses for a Life Sciences Company, and (v) warehouse, packing, shipping and receiving uses, each of a kind appropriate in a building of the type and quality of the Building; provided, however, that for the purpose of limiting the type of use permitted by Tenant, or an assignee of Tenant, but without limiting Landlord’s right to lease any portion of the Project to a tenant of Landlord’s choice, “Permitted Use” shall not include (i) offices of any agency or bureau of the United States or any state or political subdivision thereof, (ii) offices or agencies of any foreign government or political subdivision thereof, (iii) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed, (iv) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use, (v) retail or restaurant uses, (vi) broadcast studios or other broadcast production facilities, such as radio and/or television stations, (vii) product display or demonstration facilities, (viii) offices at which deposits or bills are regularly paid in person by customers, and (ix) personnel agencies, except offices of executive search firms.

1.27 “Project” shall mean the real property (including, without limitation, the Building, the Common Areas and any other present or hereafter existing improvements), as such real property may be expanded from time to time by Landlord, situated in the City of Redwood City, County of San Mateo and more particularly described on Exhibit B.

1.28 “Project Operating Cost” shall have the meaning given in Section 3.05.

1.29 “Rent” shall mean Gross Rent, Additional Rent and any and all other charges of any nature payable by Tenant to Landlord under this Lease.

1.30 “Substantial Completion” shall mean (and the Leased Premises shall be deemed “Substantially Complete”) when (i) installation of Tenant Improvements has occurred, (ii) Tenant has direct access to the elevator lobby on the floor (or floors) where the Leased Premises are located, (iii) Basic Services are available to the Leased Premises, and (iv) to the extent applicable, Tenant has received electrical, plumbing, mechanical and fire protection final approval for the Leased Premises from the City of Redwood City, California. Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete “punchlist” or similar corrective work.

1.31 “Tenant Extra Improvements” shall mean the extent to which the Tenant Improvements in the Leased Premises would exceed in quality or quantity the Building Standard Improvements. In instances where this Lease refers to Tenant Extra Improvements as a standard for the provision of services, maintenance, repair or replacement by Tenant or Landlord, such reference shall be to the difference in required services, maintenance, repairs or replacements between the Tenant Improvements as constructed in the Leased Premises and the Building Standard Improvements, had the Building Standard Improvements been constructed in the Leased Premises.

1.32 “Tenant Improvements” shall mean the Building Standard Improvements and Tenant Extra Improvements (if any) installed by or to be installed for Tenant as approved by Landlord pursuant to Exhibit D.

1.33 “Tenant Parties” shall mean the employees, agents, contractors, officers, directors, partners, licensees, invitees and guests of Tenant.

1.34 “Tenant-Specific Hazardous Materials” shall mean Hazardous Materials in reasonable quantities which are necessary for the operation of Tenant’s business in the Leased Premises, but only if and to the extent that such Hazardous Materials are transported, stored and used in full compliance with all Hazardous Materials Laws and otherwise in accordance with the Handling Recommendations (as defined in Section 5.18(b) below). Any such Hazardous Materials which are transported, stored and used in a manner which is not in full compliance with all Hazardous Materials Laws and the Handling Recommendations shall not be deemed to be “Tenant-Specific Hazardous Materials” for the purposes of this Lease.

1.35 “Term” shall mean the period from the Term Commencement Date and ending on the Term Expiration Date. The Scheduled Term Commencement Date stated on the Basic Lease Information sheet represents merely the parties’ estimate of the Term Commencement Date; provided, however, that in no event shall the Term Commencement Date occur later than the Scheduled Term Commencement Date.

1.36 “Term Commencement Date” shall mean the date when the Term commences as determined pursuant to Section 3.01 below.

1.37 “Term Expiration Date” shall mean the date that is the number of years and/or months set forth on the Basic Lease Information after the Term Commencement Date or such earlier date upon which this Lease is terminated pursuant to the terms hereof.

ARTICLE 2

Leased Premises

2.01	Lease.

(a) Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises upon all of the terms, covenants and conditions set forth herein.

(b) Notwithstanding the terms of Section 2.01(a) above or any other provision of this Lease to the contrary, Tenant shall occupy and shall pay Base Rent and Building Operating Costs on only thirty thousand (30,000) rentable square feet of the Leased Premises during the initial twelve (12) months of the Term (the “Initial Period”), which area shall be designated by Tenant and approved by Landlord in writing in its reasonable discretion prior to the Term Commencement Date. If, notwithstanding the foregoing, more than thirty thousand (30,000) rentable square feet of the Leased Premises are occupied during the Initial Period, then Tenant shall pay Base Rent and Building Operating Costs on the actual square footage occupied (which shall include, in addition to square footage actually occupied by Tenant, square footage that is subleased to or otherwise occupied by a third party). Commencing on the first day following the Initial Period, Tenant shall pay Base Rent and Building Operating Costs on the entirety of the Leased Premises, irrespective of the area actually occupied by Tenant from time to time. Nothing contained in this Section 2.01(b) shall be construed to permit Tenant to enter into a sublease or assignment of this Lease other than in strict accordance with the terms of Section 5.07 below.

2.02	Landlord’s Reserved Rights.

(a) Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease: (i) the roof of the Building (except that Landlord grants specific roof access and rights to Tenant as from time to time may be required to install such additional roof top mounted HVAC equipment (the “Roof Top Equipment”) necessary to support Tenant’s installation, operation, use and maintenance of such clean room space within the Leased Premises; provided, however, that no such equipment shall be installed until Landlord has reasonably approved in writing such equipment and the method of installation), (ii) all exterior walls and windows bounding the Leased Premises, and all space located within the Leased Premises for Major Vertical Penetrations, conduits, electric and all other Utilities, air-conditioning, sinks or other Building facilities that do not constitute Tenant Extra Improvements, the use thereof and access thereto through the Leased Premises for operation, maintenance, repair or replacement thereof, and (iii) the right from time to time, without unreasonable interference with Tenant’s use and parking rights, to install, remove or relocate any of the foregoing for service to any part of the Building to locations that will not materially interfere with Tenant’s use of the Leased Premises, to make alterations to the Building, to alter or relocate any portion of the Common Areas or any other common facility, and to make changes or alterations or additions to the Project or any portion thereof. Subject to the rights of Tenant specified in this Lease as to the non-exclusive use of certain portions of the Common Areas, Landlord shall have the sole and exclusive right to possession and control of the Common Areas and all other areas of the Project outside the Leased Premises.

(b) At the written request of Tenant, if Landlord consents to a proposed item of Roof Top Equipment in accordance with Section 2.02(a) above, such consent shall include Landlord’s written determination whether or not such proposed Roof Top Equipment shall be required to be removed at the expiration or termination of the Term. If Landlord so advises Tenant that a particular item of Roof Top Equipment must be removed, then Tenant shall remove the same and repair any resulting damage to the Building upon the expiration or sooner termination of the Term. If Tenant installs an item of Roof Top Equipment without the consent of Landlord, or if Landlord otherwise fails to so advise Tenant in writing regarding whether or not a proposed item of Roof Top Equipment must be removed at the expiration or termination of this Lease, then Tenant shall be required to remove such Roof Top Equipment upon such expiration or termination date. Nothing contained in this Section 2.02(b) shall be deemed or construed to give Tenant the right to install any item of Roof Top Equipment without the written consent of Landlord as otherwise required under Section 2.02(a) above.

ARTICLE 3

Rent, Term, Use and Building Operating Costs

3.01 Term. Except as otherwise provided herein, the Term shall commence upon the Scheduled Term Commencement Date and shall continue in full force for the Term. Should the Term Commencement Date be a date other than the Scheduled Term Commencement Date, either Landlord or Tenant, at the request of the other, shall promptly execute a Lease Commencement Certificate, a sample form of which is attached hereto as Exhibit C, specifying the Term Commencement Date. Tenant’s obligation to pay Rent and its other obligations under this Lease shall commence upon the Term Commencement Date (except as expressly otherwise provided herein with respect to obligations arising earlier). Upon execution of this Lease by Landlord and Tenant and the satisfaction of Landlord’s customary premises delivery conditions (such as the delivery of the Letter of Credit and the providing of certificates of insurance by Tenant), Landlord shall deliver possession of the Leased Premises to Tenant. The date on which Landlord actually delivers possession of the Leased Premises to Tenant shall be herein referred to as the “Delivery Date.” Any occupancy of the Leased Premises by Tenant prior to the Term Commencement Date shall be subject to the terms and conditions of this Lease except for the obligation to pay Gross Rent. Notwithstanding the foregoing, the Term Commencement Date shall be delayed by one (1) day for each day the construction of the Tenant Improvements is actually delayed beyond the Scheduled Term Commencement Date due to either (i) a Landlord Delay or (ii) a Force Majeure Event.

3.02 Use. Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose.

3.03 Payment of Base Rent and Estimated Building Operating Cost. Base Rent shall be payable in advance on or before the first day of each calendar month during the Term and any extensions or renewals thereof; provided, however, that Base Rent in the amount of Thirty Thousand Dollars ($30,000.00) for the first full calendar month following the Term Commencement Date shall be paid in advance immediately upon execution of this Lease. Estimated Building Operating Cost shall be payable in advance on or before the first day of each calendar month during the Term and any extensions or renewals thereof. If the Term commences on other than the first day of a calendar month, then Gross Rent (consisting of Base Rent plus Estimated Building Operating Cost) provided for such partial calendar month shall be prorated and the prorated amount shall be paid on the first day of the calendar month following the Term Commencement Date together with any other amounts payable on that day. If the Term terminates on other than the last day of a calendar month, then Gross Rent provided for such partial calendar month shall be prorated and the prorated installment shall be paid on the first day of the calendar month preceding the Term Expiration Date. All payments due under this paragraph shall be payable in advance, without demand and without reduction, abatement, counterclaim or setoff, at the address specified on the Basic Lease Information or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 7.17 hereof.

3.04 Net Lease. This is a Net Lease. Base Rent shall be paid to Landlord absolutely net of all costs and expenses. The provisions for payment of Building Operating Cost by means of periodic payment of Estimated Building Operating Cost and the Building Operating Cost Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Section 3.05.

3.05	Project Operating Cost.

(a) Project Operating Cost shall mean all commercially reasonable expenses and costs (but not specific costs that are separately billed to and paid by specific tenants) of every kind and nature that Landlord shall pay or incur or become obligated to pay or incur (including, without limitation, costs incurred by managers and agents that are reimbursed by Landlord) because of or in connection with the management, maintenance, preservation, ownership and operation of the Project and its supporting facilities directly servicing the Project (collectively, the “Project Ownership”) (as allocated to the Project in accordance with generally accepted accounting principles, consistently applied (“GAAP”)) including, but not limited to, the following:

(i) Wages, salaries (excluding executives’ salaries which, in the organization of the named Landlord hereunder, shall mean individuals at or above the level of vice president) and reimbursable expenses and benefits of all on-site and off-site personnel engaged in the operation, maintenance and security of the Project and the direct costs of training such employees limiting such charges only to amounts directly allocable to services rendered by the employees and personnel for the benefit of the Project.

(ii) Costs of the property management office and office operation.

(iii) All supplies, materials and rental equipment used in the operation and maintenance of the Project.

(iv) Utilities, including, without limitation, water, power, sewer, waste disposal, communication facilities, heating, cooling, lighting and ventilation serving the Common Areas.

(v) All maintenance, janitorial and service agreements for the Project and the equipment therein, including, but not limited to, alarm service, window cleaning, elevator maintenance, maintenance and repair of sidewalks, storm water pollution prevention, landscaping, building exteriors and service areas, but specifically excluding any janitorial services for the Leased Premises (which shall be separately arranged and paid for by Tenant).

(vi) A management cost recovery equal to three percent (3%) of all revenue (excluding such management cost recovery) derived from the Project, without limitation, all Rent hereunder, all rent and other payments derived from other tenants in the Building, parking revenues and other revenues derived from licensees of any other part of or right in the Building.

(vii) Legal and accounting services for the Project, including, but not limited to, the costs of audits by certified public accountants of Project Operating Cost records; provided, however, that legal expense shall not include the cost of (A) negotiating lease terms for prospective tenants, (B) negotiating termination or extension of leases with existing tenants, (C) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant, (D) legal costs incurred in connection with development and/or construction of the Project, or (E) legal and other costs associated with the defense of Landlord against suits, civil or criminal, arising out of the ownership or management of the Project but unrelated to Tenant.

(viii) All insurance premiums and costs, including, but not limited to, the premiums and cost of fire, casualty, liability, rental abatement and earthquake insurance applicable to the Project and Landlord’s personal property used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for “deductible” or self-insurance provisions); provided, however, that Landlord may, but shall not be obligated to, carry earthquake insurance.

(ix) Repairs, replacements and general maintenance (except for repairs and replacements (A) paid for from the proceeds of insurance, (B) paid for directly by Tenant, other tenants or any third party, or (C) for the benefit solely of tenants of the Project other than Tenant to the extent that Tenant could not obtain similar services from Landlord without an obligation to reimburse Landlord for the entire cost thereof under the provisions of this Lease).

(x) All real estate or personal property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, including, but not limited to, all of the following: (A) all real estate taxes and assessments, and all other taxes relating to, or levied, assessed or imposed on, the Project, or any portion thereof, or interest therein; (B) all taxes, assessments, charges, levies, fees, excises or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied upon, measured by or attributable to Landlord’s equipment, furniture, fixtures and other property located in, or used in connection with, the Project, or levied upon, measured by or reasonably attributable to the cost or value of any of the foregoing; (C) all other taxes (including, without limitation, value added taxes), assessments, charges, levies, fees, or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied, assessed, charged or collected by any governmental authority or other entity either directly or indirectly (1) for or in connection with public improvements, user, maintenance or development fees, transit, parking, housing, employment, police, fire, open space, streets, sidewalks, Utilities, job training, child care or other governmental services or benefits, (2) upon or with respect to the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of, or business operations in, the Project, (3) upon, against or measured by the area of the Project, or uses made thereof, or leases made to tenants thereof, or all or any part of the rents collected or collectible from tenants thereof, and (4) for environmental matters or as a result of the imposition of mitigation measures, including parking taxes, employer parking regulations, or fees, charges or assessments as a result of the treatment of the Project, or any portion thereof or interest therein, as a source of pollution or storm water runoff; (D) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any or all of the foregoing taxes, assessments, charges or fees; and (E) any and all costs, expenses and attorneys’ fees paid or incurred by Landlord in connection with any proceeding or action to contest in whole or in part, formally or informally, the imposition, collection or validity of any of the foregoing taxes, assessments, charges or fees. If by Law (as defined in Section 5.10(a) below) any Real Property Taxes may be paid in installments at the option of the taxpayer, then Landlord shall include within Real Property Taxes only those installments (including interest, if any) which would become due by exercise of such option. Real estate taxes shall not include (x) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, or (y) taxes computed upon the basis of the net income derived from the Project by Landlord or the owner of any interest therein. In addition, notwithstanding the foregoing terms of this Section 3.05(a)(x), Tenant shall only be responsible for penalties attributable to Tenant’s late payment of Rent to Landlord.

(xi) Amortization (together with reasonable financing charges) of capital improvements made to the Project (A) to comply with the requirements of Laws, (B) to replace items which Landlord would be obligated to maintain under this Lease, or (C) to improve the operating efficiency of the Project; provided, however, that in the case of improvements made solely for efficiency purposes, the amount chargeable as a Project Operating Cost in any year shall not exceed Landlord’s reasonable determination of the efficiency achieved either in direct cost savings, avoidance of cost increases or a combination of both. As used in this Section 3.05(a)(xi), “amortization” shall mean allocation of the cost equally to each year of useful life of the items being amortized or a shorter period equal to the number of years required to recover the cost of said item of capital improvement out of the savings in operating efficiency derived therefrom. Notwithstanding the foregoing, however, Landlord may treat as expenses (chargeable in the year incurred) and not as capital costs items that are less than Thirty Thousand Dollars ($30,000.00) in cost (or, if the same is attributable solely to the Building, Fifteen Thousand Dollars ($15,000.00)); provided, however, that the foregoing sums (i.e., $30,000.00 and $15,000.00) shall be increased on the first anniversary of the Commencement Date (the “Initial Adjustment Date”) to an amount equal to the product of $30,000.00 or $15,000.00, as applicable, multiplied by a fraction, the numerator of which is the CPI Index for the most recently published month prior to the Initial Adjustment Date, and the denominator of which is the CPI Index for the most recently published month prior to the Commencement Date. Thereafter, on each subsequent twelve (12) month anniversary of the Initial Adjustment Date (each such date referred to herein as an “Adjustment Date”), each such sum shall be increased to an amount equal to the product of the amount in effect during the previous twelve (12) month period multiplied by a fraction, the numerator of which is the CPI Index for the most recently published month prior to the Adjustment Date, and the denominator of which is the CPI Index for the most recently published month prior to the previous Adjustment Date. Notwithstanding the foregoing, in no event shall at any time such sums be less than the applicable amounts in effect during the immediately preceding twelve (12) month period. As used herein, “CPI Index” means the percentage increase in the Consumer Price Index published by the Bureau of Labor Statistics (“BLS”) for the San Francisco Bay Area, All Urban Consumers, All Items, (1982-84=100) (“CPI”) or any other renamed local index covering the San Francisco metropolitan area. If the BLS changes the base reference for the CPI Index from 1982-84 = 100, and ceases to publish the CPI Index with such base reference, the adjustment shall be determined with the use of such usual conversion formula or table as may be published by the BLS. If the BLS otherwise substantially revises, or ceases publication of the CPI Index, then a substitute index for determining cost of living adjustments used by the BLS or other reliable governmental or non-partisan publication shall be reasonably designated by Landlord.

The Project Operating Cost incurred by Landlord in any calendar year shall be deemed to be “commercially reasonable” so long as such Project Operating Cost, taken as a whole (as reflected in the Reconciliation Statement for such year) does not exceed the aggregate costs and expenses that would generally be incurred by an Institutional Owner (as hereinafter defined) during such year in connection with the Project Ownership, applying Institutional Asset Management Practices (as hereinafter defined). As used herein, the term “Institutional Owner” means pension funds, life insurance companies, real estate investment trusts and other institutional owners and operators of commercial real estate in the San Francisco Bay Area, and “Institutional Asset Management Practices” means the asset management standards generally employed by Institutional Owners with respect to real estate assets held for purposes of investment (as opposed to owner-occupied assets).

(b) Notwithstanding any other provision herein to the contrary, if the Project is not fully occupied during any period of the Term in which Tenant is not leasing the entire Building from Landlord (including, without limitation, during the Initial Period when Tenant shall be leasing less than the entire Building in accordance with Section 2.01(b) above and any other period when Tenant is not leasing the entire Building, whether pursuant to a consensual modification of this Lease, the recapture by Landlord of a portion of the Leased Premises pursuant to Section 5.07(b) below, or otherwise), an adjustment shall be made in computing the components of Project Operating Cost that vary by occupancy for such year so that Project Operating Cost shall be computed as though the Project had been fully occupied during such year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Project, an amount greater than one hundred percent (100%) of the actual Project Operating Cost during any year of the Term.

(c) Notwithstanding anything to the contrary in this Lease, Building Operating Cost shall not include and Tenant shall not have any obligation to pay for the following (collectively, “Costs”):

(i) Costs occasioned by the violation of any Law by Landlord, any other occupant of the Project, or their respective agents, employees or contractors;

(ii) Costs occasioned by casualty or by the exercise of the power of eminent domain;

(iii) Costs of any repairs to or replacements of the structural components of the Building, the foundations, footings, floor slab and load bearing walls;

(iv) Costs of any renovation, improvement, painting or redecorating of any portion of the Project not made available for Tenant’s use, excluding only Common Areas;

(v) increases in insurance Costs caused by the activities of another occupant of the Project;

(vi) insurance deductibles, co-insurance payments and other costs of casualty to the extent Tenant’s share thereof exceeds One Hundred Thousand Dollars ($100,000.00) (or, in the case of an earthquake, Four Hundred Thousand Dollars ($400,000.00)) for any single event;

(vii) earthquake insurance premiums to the extent they exceed eight (8) times standard “special causes of loss” insurance premiums; provided, however, that in the event (A) the Building shall hereafter be owned by a party other than Landlord or a Landlord Affiliate, or (B) Landlord’s constituent member should hereafter change and if, as a result thereof, Landlord is no longer able to obtain earthquake insurance at premiums that are materially lower than the premiums generally available to owners of properties similar to and in the vicinity of the Project, then in either case, earthquake insurance premiums shall be excluded to the extent that they exceed five (5) (as opposed to eight (8)) times standard “special causes of loss” insurance premiums;

(viii) Costs incurred in connection with the presence of any Hazardous Materials on or about the Project; provided, however, that the foregoing shall not be deemed to limit or affect Tenant’s obligations under Section 5.18 below;

(ix) depreciation, amortization or other expense reserves;

(x) interest, charges and fees incurred on mortgage indebtedness encumbering the Project; and

(xi) Costs of capital improvements made to the Project, except as amortized as set forth above.

Notwithstanding the terms of the foregoing subsection (vi), if Landlord is compelled to recognize a deductible under a policy of earthquake insurance (meaning that Landlord incurs an actual loss that is not covered by insurance due to such deductible), or if Landlord makes a coinsurance payment or suffers other costs resulting from an earthquake, then Landlord shall amortize such deductible, coinsurance payment and other costs for purposes of this Section 3.05 such that Tenant shall reimburse Landlord for Tenant’s share of the same, up to One Hundred Thousand Dollars ($100,000.00) per calendar year (commencing in the year in which the casualty occurs), until Tenant has fully reimbursed Landlord for Tenant’s share of the same (subject to the cap of Four Hundred Thousand Dollars ($400,000.00) imposed under clause (vi) above), with such amortization continuing into the Renewal Terms, if any, if Tenant has not fully reimbursed Landlord for Tenant’s share of such deductible, coinsurance payment and other costs (subject to the foregoing cap) by the expiration of the initial Term.

3.06 Allocation of Building Operating Cost. The parties acknowledge that the Building is a part of a multi-building project (i.e., the Project) and that the costs and expenses incurred in connection with the Project (i.e., the Project Operating Cost) should be shared between Tenant as the tenant of the Building and the tenants of the other buildings in the Project, including, without limitation, the expenses and costs associated with the management, maintenance, preservation, ownership and operation of the Common Areas, presently or hereafter existing at the Project, that are, from time to time, allocated by Landlord, in its sole but reasonable discretion, between the Building and other buildings, presently or hereafter existing at the Project. Accordingly, as set forth in Section 3.05 above, the Project Operating Cost shall be determined annually for the Project as a whole, and a portion of the Project Operating Cost, which portion shall be reasonably determined by Landlord on an equitable basis, shall be allocated to Tenant as the tenant of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Building Operating Cost for purposes of this Lease. Such portion of the Project Operating Cost allocated to Tenant as the tenant of the Building shall include all Project Operating Costs attributable solely to the Building and an equitable portion of the Project Operating Costs attributable to the Project as a whole based on the percentage equal to the number of rentable square feet included in the Leased Premises divided by the number of rentable square feet in the Project; provided, however, that (i) Landlord may equitably adjust Tenant’s share of all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Leased Premises or the Building or only a portion of the Project or, subject to Section 3.05(b) above, that varies with the occupancy of the Project; and (ii) the portion of the Project Operating Cost allocated to Tenant as the tenant of the Building shall exclude Project Operating Costs attributable solely to other buildings in the Project. Tenant’s proportionate share of the Project is 23.98%. Tenant agrees to pay, as Additional Rent, such Building Operating Cost as so allocated by Landlord.

3.07 Adjustment For Variation Between Estimated and Actual. If the Building Operating Cost Adjustment for any calendar year is a positive number (i.e., actual cost exceeds estimated cost) Tenant shall pay to Landlord, pursuant to Landlord’s billing therefor (submitted pursuant to Section 3.08), the Building Operating Cost Adjustment within thirty (30) days after presentation of Landlord’s Reconciliation Statement (as hereinafter defined). If the Building Operating Cost Adjustment for any calendar year is a negative number (i.e., estimated cost exceeds actual cost), then Landlord at Landlord’s option shall pay the Building Operating Cost Adjustment to Tenant in cash, within ten (10) days after the Building Operating Cost Adjustment is finally determined, or credit said amount against future installments of Rent payable by Tenant hereunder. Should the Term commence or terminate at any time other than the first day of a calendar year, the Building Operating Cost Adjustment shall be prorated for the exact number of calendar days during such calendar year that fall within the Term.

3.08 Computation of Building Operating Cost Adjustment. Landlord shall, within a reasonable period of time after the end of any calendar year for which Estimated Building Operating Cost differs from Building Operating Cost, give written notice thereof to Tenant (the “Reconciliation Statement”). The Reconciliation Statement shall contain or be accompanied by a statement of the Building Operating Cost during such calendar year (prepared by a certified public accountant), and a computation of Building Operating Cost Adjustment. Landlord’s failure to give such notice and statement within a reasonable period of time after the end of any calendar year for which a Building Operating Cost Adjustment is due shall not release either party from the obligation to make the adjustment provided for in Section 3.07.

3.09	Tenant’s Audit Right.

(a) Provided that an Event of Default is not then occurring under this Lease (nor is any event occurring which, with the passage of time or the giving of notice, or both, would constitute an Event of Default hereunder), Tenant shall have the right, within ninety (90) days after the delivery of the relevant Reconciliation Statement, to review and audit Landlord’s books and records regarding such Reconciliation Statement for the sole purpose of determining the accuracy thereof. Such review or audit shall be performed by or a nationally-recognized certified public accounting firm who shall calculate its fees with respect to hours actually worked (as opposed to a calculation based upon percentage of recoveries or other incentive arrangement) and without any discount on time or rate. Such review or audit shall take place during normal business hours in the office of Landlord or Landlord’s property manager in the San Francisco Bay Area and shall be completed within fourteen (14) days after the commencement thereof. If Tenant does not so review or audit Landlord’s books and records, Landlord’s Reconciliation Statement shall be final and binding upon Tenant. In the event that Tenant determines on the basis of its review of Landlord’s books and records that the amount of Building Operating Cost paid by Tenant for the period covered by such Reconciliation Statement is less than or greater than the actual amount properly payable by Tenant under the terms of this Lease, Tenant shall promptly pay any deficiency to Landlord or, if Landlord concurs with the results of such audit in its reasonable discretion, Landlord shall promptly refund any excess payment to Tenant, as the case may be. If Landlord fails to concur with the results of Tenant’s audit, then within ten (10) business days after Landlord notifies Tenant of Landlord’s disagreement with the audit results, Landlord and Tenant shall meet and shall attempt in good faith to resolve such disagreement. Each party shall make its accounting personnel available during such meeting and, to the extent available, shall bring appropriate backup documentation to such meeting to support its position. If, following such meeting, the parties still fail to agree on the calculation of Building Operating Cost payable by Tenant for the applicable period, then such dispute shall be resolved by arbitration in accordance with Section 3.09(b) below. Tenant shall be solely responsible for the costs and expenses of the audit, except that if such audit determines that the actual amount of Project Operating Cost paid by Tenant during any calendar year exceeds the amount properly payable by Tenant hereunder during such period by an amount greater than six percent (6%) of the actual Project Operating Cost properly chargeable to Tenant during such period, then Landlord shall reimburse Tenant (in the form of a credit against the Gross Rent next coming due hereunder or, if the Term has previously expired, in the form of a direct payment) for the reasonable costs of such audit. For purposes of determining whether the actual amount of Project Operating Cost paid by Tenant during a calendar year exceeds the amount properly payable by Tenant hereunder by more than six percent (6%), the parties shall take into account amounts improperly included by Landlord in the calculation of Project Operating Cost, but shall exclude any amount attributable to a disagreement over or an improper determination of an amortization period established by Landlord pursuant to Section 3.05(a)(xi) above. By way of example only, the parties shall take into account an amount charged to Tenant but specifically excluded under the list of exclusions contained in Section 3.05(c) above, but shall disregard any excess amount included improperly but in good faith within Project Operating Cost attributable to Landlord’s utilization of an incorrect amortization period for capital expenses.

(b) (i) If either party demands arbitration pursuant to Section 3.09(a), the notice of demand shall specify with (A) with particularity the demanding party’s proposed resolution of the matter in issue, and (B) the name and address of the person designated by the demanding party to act as arbitrator on its behalf. Within ten (10) business days after such demand, the responding party shall give notice (the “Response”) to the demanding party specifying (1) with particularity the responding party’s proposed resolution of the matter in issue, and (2) the name and address of the person designated by the responding party to act as arbitrator on its behalf. If the responding party fails to deliver a Response within such ten (10) business day period, then the arbitrator appointed by the demanding party shall be the arbitrator to determine the issue. The arbitrators selected pursuant to this Section 3.09(b)(i) shall be certified public accountants from national or major regional accounting firms who have not previously performed work for Landlord or Tenant and with at least ten (10) years experience in matters pertaining to the operation of office and research and development properties similar to and in the vicinity of the Project.

(ii) The arbitration shall be conducted in San Francisco, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. Failure on the part of either party to make a timely and proper demand for arbitration shall constitute a waiver of the party’s right thereto, but not a waiver of such party’s right to pursue any other legal or equitable remedies (provided that the other party does not timely and properly demand arbitration as herein provided).

(iii) If two (2) arbitrators are designated in accordance with Section 3.09(b)(i) above, such arbitrators shall meet within ten (10) business days after the second arbitrator is appointed, and if, within ten (10) business days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of the matter in issue, they shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators under Section 3.09(b)(i) above. If they are unable to agree upon such appointment within five (5) business days after expiration of such ten (10) business day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) business days. If the parties cannot so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the City and County of San Francisco, acting in his private non-judicial capacity. Request for appointment shall be made in writing with a copy given to the other party. Each party agrees that said judge shall have the power to make the appointment. The three (3) arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth below:

(A) The three (3) arbitrators shall attempt to decide the issue within fifteen (15) business days after the appointment of the third arbitrator. Within such fifteen (15) business day period the arbitrators shall hold a hearing in accordance with the aforesaid rules at which each party may submit evidence, be heard and cross-examine witnesses, with each party having at least ten (10) business days’ advance notice of the hearing. The hearing shall be conducted so that each of Landlord and Tenant shall have reasonably adequate time to present oral evidence or argument, but either party may present whatever written evidence it deems appropriate prior to the hearing (with copies of any such written evidence being sent to the other party prior to the hearing). The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to the determination of the matter at issue, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The decision in which any two (2) arbitrators so appointed and acting hereunder concur shall be the final decision of the arbitration and the arbitrators shall render the decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease. Any decision derived from the foregoing arbitration process shall be binding and conclusive upon the parties. If the arbitrators are unable to render a decision in accordance with the foregoing, or if the decision of the arbitrators shall be held by a court of competent jurisdiction to be unenforceable for any reason, then the matter submitted to arbitration shall be subject to litigation in the courts of the State of California, and Landlord and Tenant each hereby waive its right to a jury trial in any such court proceeding.

(B) If any arbitrator fails, refuses or is unable to act, his successor shall be appointed by the party who appointed him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator.

(iv) Each party shall pay the fees and expenses of the arbitrator designated by it, and fifty percent (50%) of the fees and expenses of the third arbitrator, if any.

ARTICLE 4

Landlord Covenants

4.01 Landlord’s Repair and Maintenance. Landlord agrees to repair and maintain, at its sole cost and expense, the structural portions of the Building. In addition, subject to Tenant’s obligations under Section 3.03 above, Landlord agrees to repair and maintain (i) the elevators in the Building, (ii) the exterior wall of the Building, including glass and glazing, (iii) the roof, and (iv) the Common Areas. Landlord’s obligation hereunder to repair and maintain is subject to the condition precedent that Landlord shall have received written notice (or shall otherwise have actual knowledge) of the need for such repairs and maintenance and a reasonable time to perform such repair and maintenance. Tenant shall promptly report to Landlord any defective condition known to it which Landlord is required to repair. Landlord shall promptly report to Tenant in writing the estimated date upon which required Landlord repairs will commence and the estimated time to completion of the required Landlord repair along with information regarding the vendor to be used.

4.02 Landlord’s Right to Perform. Without limiting any other rights or remedies of Landlord hereunder or at law, in the event that Tenant fails or refuses to perform in a timely and efficient manner any of Tenant’s obligations hereunder, Landlord shall have the right, but not the obligation, to perform such obligations for Tenant’s account, including, without limitation, the right to perform any repair, maintenance or replacement required to be performed by Tenant under Section 5.05 below, and the right to pay any amounts due to the providers of any Utilities pursuant to Section 5.03 below. Except in the case of an emergency, Landlord shall provide no less than five (5) business days’ prior written notice of its intention to perform Tenant’s obligations. Except in the case of an emergency, Landlord shall refrain from performing Tenant’s obligations hereunder if, during such five (5) business day period, Tenant performs the required obligations (or, if such obligations cannot reasonably be fully performed during such period, commences the performance of such obligations during such period and thereafter diligently prosecutes the same to completion). All costs incurred by Landlord in performing any such obligations for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to ten percent (10%) of such costs.

4.03 Exculpation. Landlord shall not be liable for damages to either person or property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (i) deficiency in the performance of Landlord’s obligations under Section 4.01 above, or (ii) breakdown or malfunction of lines, cables, wires, pipes, equipment or machinery utilized in supplying or permitting Utilities or telecommunications. Notwithstanding the foregoing, Landlord shall be liable for actual damages to person or property directly resulting from a deficiency in the performance of Landlord’s obligations under Section 4.01 above, provided that (A) such deficiency persists for an unreasonable period of time following receipt by Landlord of written notice of default from Tenant, (B) such damages are not covered by any policy of insurance actually carried by Tenant or required to be carried by Tenant under the terms of this Lease, and (C) in no event shall Landlord be liable for consequential damages. In no event shall any mortgagee or the beneficiary under any deed of trust referred to in Section 5.13 be or become liable for any default of Landlord under Section 4.01 above (except that any such mortgagee or beneficiary shall cure any continuing defaults with respect to the physical condition of the Leased Premises in accordance with Section 5.13(b) below).

4.04 Graphics and Signage. Tenant shall have the right to install, at its sole cost and expense, exterior identification signage on the Building (the “Identification Signage”), provided that Landlord shall have the right to approve the size, style, design and location of such Identification Signage; and provided, further, that the Identification Signage shall be installed in accordance with all applicable Laws, including, without limitation, all requirements of the City of Redwood City. Tenant shall also have the right to install, at its sole cost and expense, identification signage in the main lobby of Building and on the sign or signs existing on the grounds of the Project which identify the specific tenants of the Building. All signs, notices and graphics of every kind or character, visible in or from the Common Area or the exterior of the Leased Premises shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, provided that the requested signs, notices and/or graphics, as appropriate, are consistent with a high quality office project. Upon the expiration or sooner termination of the Term of this Lease, Tenant shall, at its sole cost and expense, remove all signs, including, without limitation, the Identification Signage, from the Building and the Project and repair any damage resulting from such removal.

4.05 Peaceful Enjoyment. Tenant shall peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof, provided that Tenant pays the Rent and performs all of Tenant’s covenants and agreements herein contained. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord’s interest hereunder.

ARTICLE 5

Tenant’s Covenants

5.01 Payments By Tenant. Tenant shall pay Rent at the times and in the manner herein provided. All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent and failure to pay the same when due, after written notice to Tenant thereof and the expiration of the applicable cure period set forth in Section 7.08(a) below, shall give rise to the rights and remedies provided for in Section 7.08.

5.02 Construction of Tenant Improvements. Tenant shall cause the Contractor (as defined on Exhibit D hereto) to install Tenant Improvements in the Leased Premises pursuant to Exhibit D. All building permit and municipal inspection fees payable with respect to such work shall be paid by Tenant. All additions to or improvements of the Leased Premises actually paid for by Tenant, including any Tenant Improvements (whether of Building Standard Improvements or Tenant Extra Improvements) actually paid for by Tenant and any Alterations, shall automatically (without the need for any additional documentation or actions on the part of the parties hereto) be and become the property of Landlord upon the expiration or sooner termination of this Lease and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise, subject to Tenant’s obligations to remove the same in accordance with Section 5.19 below. Although Tenant Improvements (including any Tenant Extra Improvements) become the property of Landlord upon the expiration or sooner termination of this Lease, they are intended to be for the convenience of Tenant and are not intended to be a substitute for Rent or any part thereof. Notwithstanding the foregoing, Tenant shall be entitled to all depreciation, amortization and other tax benefits with respect to Tenant’s Alterations and Tenant’s furniture, equipment, machinery, trade-fixtures, goods or supplies (“Tenant’s Personal Property”). Tenant shall have the right to remove Tenant’s Personal Property at any time during the Term, provided that Tenant repairs all damage caused by such removal. Notwithstanding anything in this Lease to the contrary, any equipment, machinery, or other improvements of any nature whatsoever that are connected to or integrated into the Building Systems shall not be deemed Tenant’s Personal Property for purposes of this Lease.

5.03	Utilities.

(a) Tenant shall arrange and pay for the cost of all water, sewer use, sewer discharge fees and permit costs and sewer connection fees, gas, heat, electricity, refuse pick-up, janitorial service, telephone and other telecommunications and all materials and services or other Utilities (collectively, “Utilities”) applicable to the Leased Premises and/or Tenant, together with all taxes, assessments, charges and penalties added to or included within such cost. Without limiting the generality of the foregoing, Utilities shall include HVAC and server room air conditioning and ventilation. Tenant shall arrange to be separately billed by the provider of such Utilities, provided that to the extent that any such costs, fees and taxes are not separately billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord, within ten (10) days after receipt of an invoice therefor. Tenant acknowledges that the Leased Premises, the Building and/or the Project may become subject to the rationing of Utility services or restrictions on Utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Leased Premises, the Building and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant agrees to comply with energy conservation programs implemented by Landlord by reason of rationing, restrictions or Laws.

(b) Landlord shall not be liable for any loss, injury or damage to property caused by or resulting from any variation, interruption, or failure of Utilities due to any cause whatsoever, or from failure to make any repairs or perform any maintenance required to be made or performed by Landlord hereunder, unless such failure has continued for an unreasonable period of time after Landlord has received written notice of the need for such repairs or maintenance. No temporary interruption or failure of such services incident to the making of repairs, alterations, improvements, or due to accident, strike, or conditions or other events shall be deemed an eviction of Tenant or relieve Tenant from any of its obligations hereunder. In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, without limitation, water, steam, and/or refrigerant lines), sprinklers, tanks, drains, drinking fountains or washstands, or other similar cause in, above, upon or about the Leased Premises, the Building, or the Project.

5.04 Taxes On Personal Property, Tenant Extra Improvements and Alterations. In addition to, and wholly apart from its obligation to pay Building Operating Costs, Tenant shall be responsible for and shall pay prior to delinquency taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of its Tenant Improvements and Alterations, on its interest pursuant to this Lease or on any use made of the Leased Premises or the Common Areas by Tenant in accordance with this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

5.05 Repairs By Tenant. Tenant shall, at all times and at Tenant’s sole cost and expense, maintain and repair the Leased Premises and keep the same in good order and condition. Tenant shall not do nor shall Tenant allow the Tenant Parties to do anything to cause any damage, deterioration or unsightliness to the Leased Premises, the Building or the Project. Tenant’s obligations hereunder shall include, without limitation: (i) the obligation to maintain and repair and keep in good order and condition the Leased Premises, and repair and replace every part thereof, including, without limitation, all walls, floors, ceilings, interior glass, windows, window frames and casements, interior doors and door frames and door closers, fixtures, interior lighting (including, without limitation, light bulbs and ballasts), all mechanical, electrical, HVAC, plumbing, life safety and other systems serving the Leased Premises, all communications systems serving the Leased Premises, signage, equipment and interior painting, whatever the scope of the work of maintenance or repair required (excepting only those portions of the Building or the Project to be maintained by Landlord, as provided in Section 4.01 above), (ii) the obligation to furnish all expendables, including light bulbs, paper goods and soaps, used in the Leased Premises, and (iii) the obligation to repair all damage caused by Tenant or Tenant Parties to any portion of the Project, whatever the scope of the repair required. Tenant shall repair all damage caused by removal of Tenant’s movable equipment or furniture or the removal of any Tenant Extra Improvements or Alterations permitted or required by Landlord, all as provided in Section 5.19. Any work of repair and maintenance performed by or for the account of Tenant shall be performed by contractors reasonably approved by Landlord prior to commencement of the work and in accordance with procedures Landlord shall from time to time establish. Without limiting the foregoing, Tenant will enter into preventive maintenance and service contracts with vendors that are approved by Landlord for regularly scheduled maintenance of all Building Systems serving the Leased Premises. All such work shall be performed in compliance with all applicable Laws, and Tenant shall provide to Landlord copies of all permits and records of inspection issued or obtained by Tenant in connection therewith to establish such compliance.

5.06 Waste. Tenant shall not commit or allow any waste or damage to be committed in any portion of the Leased Premises.

5.07	Assignment or Sublease.

(a) If Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord written notice of such intent. Tenant’s notice shall set forth the date any such assignment or sublease shall commence and be accompanied by an exact copy of the proposed agreements between Tenant and the proposed assignee or subtenant. Tenant shall provide Landlord with (i) any additional information or documents reasonably requested by Landlord within five (5) business days after receiving Tenant’s notice, and (ii) an opportunity to meet and interview the proposed assignee or subtenant, if requested by Landlord.

(b) Landlord shall then have a period of ten (10) days following such interview and receipt of such additional information (or fifteen (15) days from the date of Tenant’s original notice if Landlord does not request additional information or an interview) within which to notify Tenant in writing that Landlord elects either (A) to terminate this Lease as to the space so affected as of the date so specified by Tenant in its notice under Section 5.07(a) above, in which event Tenant will be relieved of all further obligations hereunder as to such space, or (B) to permit Tenant to assign this Lease or sublet such space, subject, however, to prior written approval of the proposed assignee or sublessee by Landlord. In the event Landlord fails to respond to Tenant within such ten (10) or fifteen (15) day period, as applicable, then Tenant shall provide a second written notice to Landlord requesting such response. The notice shall contain the words “FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL CAUSE YOU TO LOSE VALUABLE LEGAL RIGHTS” in 14-point bold print at the top thereof. If Landlord fails to respond to Tenant within five (5) business days after Landlord’s receipt of such second notice, then Landlord shall be deemed to have elected to proceed under the foregoing clause (B) and to have approved the proposed assignment or sublease transaction described in Tenant’s written notice. Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease under the foregoing clause (A) only if the square footage of the premises covered by the proposed sublease, when aggregated with the square footage of the premises covered under all other subleases then in effect, equals or exceeds thirty thousand (30,000) square feet. The approval by Landlord of the proposed assignee or sublessee shall not be unreasonably withheld so long as: (i) the use of the Leased Premises by such proposed assignee or sublessee would be a Permitted Use; (ii) the proposed assignee or sublessee is of sound financial condition as determined by Landlord; (iii) the proposed assignee’s or sublessee’s use will not involve the storage, use, treatment or disposal of any Hazardous Material (except for Permitted Hazardous Materials transported, stored and used in accordance with the provisions of this Lease and other Hazardous Materials approved by Landlord in accordance with Section 5.18 below); (iv) the proposed use or the proposed assignee or sublessee would not cause the violation of any covenant or agreement of Landlord to any third party or would permit any other tenant to terminate its lease (Landlord hereby agreeing that, if Tenant desires to enter into an assignment or sublease hereunder, Tenant shall have the right to request written notice from Landlord of all such covenants, agreements and leases that could be terminated); and (v) if the proposed subtenant or assignee then leases or occupies any other space in the Project, Landlord shall not have entered into a letter of intent or executed term sheet with such party for the lease of additional space in the Project. Failure by Landlord to approve a proposed subtenant or assignee shall not cause a termination of this Lease, and the sole remedy of Tenant shall be an action for injunctive or declaratory relief.

(c) Notwithstanding the terms of Section 5.07(b) above, Tenant shall have the right to assign this Lease or to sublease all or a portion of the Leased Premises to a Qualified Tenant Affiliate (as hereinafter defined) with twenty (20) days’ prior written notice to, but without the consent of, Landlord. As used herein, “Qualified Tenant Affiliate” means any corporation or other legal entity which (i)(A) is a wholly owned subsidiary of Tenant, or (B) results from the merger or consolidation of Tenant with another entity, or (C) acquires all or the majority of the outstanding shares in or all or substantially all of the assets of Tenant, and (ii) has a tangible net worth (tangible assets less total liabilities, and specifically excluding all intangible assets, such as goodwill, patents, trademarks and other intellectual property, franchises, R&D expenditures, advertising expenditures, etc.), as determined in accordance with GAAP (“Tangible Net Worth”), equal to or greater than the Tangible Net Worth of Tenant on the date of the proposed sublease or assignment.

(d) Any rent or other consideration realized by Tenant under any such sublease and assignment in excess of the Rent payable hereunder, after first deducting the applicable unamortized portion of (i) reasonable and customary market-based leasing commissions, if any, paid by Tenant in connection with such sublease or assignment, (ii) reasonable attorneys’ fees, if any, paid by Tenant in connection with such sublease or assignment, and (iii) the cost actually paid by Tenant of Alterations made by Tenant to the Sublease Premises (as hereinafter defined) in connection with and as necessary to complete the specific assignment or sublease transaction (but specifically excluding the Tenant Improvements and any prior Alterations made by Tenant to the Leased Premises), shall be divided and paid fifty percent (50%) to Landlord and fifty percent (50%) to Tenant. For the purposes of the aforesaid calculation, any such commissions, fees and costs paid by Tenant in connection with such sublease or assignment, if any, shall be amortized on a straight-line basis over the term of such sublease or assignment. As used herein, “Sublease Premises” shall mean, with respect to any assignment or sublease agreement, the portion of the Leased Premises that it covered by such agreement.

(e) No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting that conflicts with the provisions hereof shall be void. No consent by Landlord to any subletting or assignment shall constitute a consent to any other assignment or subletting nor shall it constitute a waiver of any of the provisions of this Section 5.07 as they apply to any such future sublettings or assignments.

(f) Any assignee shall assume in writing, for the express benefit of Landlord, all of the obligations of Tenant under this Lease, provided that no such assumption shall be deemed a novation or other release of the prior Tenant. Following any assignment, the obligations for which the prior Tenant remains liable under this Lease shall include, without limitation, any obligations arising in connection with any amendments to this Lease executed by Landlord and the assignee, whether or not such amendments are made with knowledge or consent of the prior Tenant.

(g) Tenant shall not market or otherwise offer space within the Leased Premises for sublease or assignment, nor shall Tenant enter into any subletting or assignment of this Lease, until after the Term Commencement Date has occurred.

(h) Any improvements, additions, or alterations to the Building or the Project that are required by any Laws as a result of any subletting or assignment hereunder, shall be installed and provided without cost or expense to Landlord. Landlord may condition its consent to any proposed sublessee or assignee on the construction of such improvements.

(i) Landlord may hire outside consultants to review all assignment and subletting documents and information. Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys’ fees, on demand.

(j) Without liability to Tenant, Landlord shall have the right to offer and to lease space in the Building, or in any other property, to any party, including, without limitation, parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, concerning assignment or subletting the Leased Premises, or any portion thereof. Notwithstanding the foregoing, Landlord shall not offer to lease space in the Project to any party who is identified in a notice given by Tenant to Landlord pursuant to Section 5.07(a) above, provided that Tenant has actually entered into an executed term sheet or letter of intent, or an assignment or sublease agreement, with such party (with, in the case of an assignment or sublease agreement, the effectiveness thereof being subject only to Landlord’s approval as required by Sections 5.07(a) and (b) above); provided, however, that Landlord shall have the right in all instances to offer to lease space in the Project to any such party if Landlord elects, pursuant to Section 5.07(a) above, to recapture the portion of the Leased Premises that Tenant proposed to sublease to such party (or, in the case of an assignment, the entirety of the Leased Premises).

5.08	Alterations, Additions or Improvements.

(a) Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Leased Premises (collectively, “Alterations”) without obtaining the prior written consent of Landlord. Landlord’s consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable Laws, (ii) are compatible with the Building and the Building Systems, (iii) will not interfere with the use and occupancy of any portion of the Project by any other tenant or their invitees, (iv) do not affect the structural portions of the Building or the Project, and (v) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building or the Project. Notwithstanding the foregoing, Tenant shall have the right to make Alterations to the Leased Premises with prior notice to but without the consent of Landlord, provided that such Alterations (A) satisfy the criteria set forth in the foregoing clauses (i) through (v) and are constructed and performed in full compliance with all Laws (as defined in Section 5.10(a) below) and the terms of Section 5.08(c) below (including, without limitation, the delivery of the documentation and information required under said Section 5.08(c), excluding plans and specifications), (B) neither affect the structure of the Building nor interface and/or connect with the Building Systems, and (C) do not exceed Twenty-Five Thousand Dollars ($25,000.00) in cost individually or in the aggregate during any twelve (12) consecutive month period of the Term (collectively, “Permitted Alterations”).

(b) In the event Landlord fails to respond to a request given by Tenant for approval of Alterations pursuant to Section 5.08(a) above within fifteen (15) days following Landlord’s receipt of such request and such additional information as Landlord may require to consider Tenant’s request, then Tenant shall provide a second written notice to Landlord requesting such response. The notice shall contain the words “FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL CAUSE YOU TO LOSE VALUABLE LEGAL RIGHTS” in 14-point bold print at the top thereof. If Landlord fails to respond to Tenant within five (5) business days after Landlord’s receipt of such second notice, then Landlord shall be deemed to have approved the Alterations described in Tenant’s written notice.

(c) In determining whether or not to consent to proposed Alterations, Landlord shall have the right (without limitation) to review plans and specifications for proposed Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work. Tenant shall supply to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder. Landlord may hire outside consultants to review such documents and information and Tenant shall reimburse Landlord for the reasonable cost thereof, including reasonable attorneys’ fees, upon demand. All Alterations permitted hereunder shall be made and performed by Tenant, without cost or expense to Landlord. The obligations of the parties with respect to removal of Alterations shall be controlled by Section 5.19. Without limiting the foregoing, before Alterations may begin, Tenant shall provide Landlord with copies of valid building permits or other permits or licenses required for the construction of such Alterations and

Tenant shall, at Tenant’s sole cost and expense, during the course of construction of any Alterations, maintain builders’ risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and such other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations, including, without limitation, naming Landlord and Mortgage Lender (as defined in Section 5.13 below) as loss payee under any such policy or policies. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractor(s) procure and maintain in full force and effect, during the course of construction of such Alterations, a “broad form” commercial general liability and property damage policy of insurance naming Landlord, Tenant and Mortgage Lender as additional insureds. Such insurance shall have policy limits of no less than Two Million Dollars ($2,000,000.00) combined single limit for bodily injury or property damage in any one accident or occurrence, and shall contain a severability of interest clause or a cross liability endorsement.

(d) (i) Subject to Section 5.08(d)(ii) below, at the written request of Tenant, if Landlord consents to a proposed Alteration, such consent shall include Landlord’s written determination whether or not such proposed Alteration shall be required to be removed and the Leased Premises restored to the condition existing prior to the making of such Alteration at the expiration or termination of the Term. If Tenant makes a Permitted Alteration to the Leased Premises without the consent of Landlord pursuant to Section 5.08(a) above, or if Landlord otherwise fails to so advise Tenant in writing regarding whether or not a proposed Alteration must be removed and the Leased Premises so restored at the expiration or termination of this Lease, then Tenant shall be required to remove such Alteration and restore the Leased Premises upon such expiration or termination date.

(ii) In the event Tenant installs Tenant Improvements or Alterations in the Leased Premises and, subsequent to such installation, desires to remove or relocate any of the same within the Leased Premises, then such removal or relocation shall itself constitute an “Alteration” and shall be governed by the terms of Sections 5.08(a) through (d)(i) above, as modified by the following:

(A) Landlord shall not have the right under subsection (i) above to require Tenant to restore the Leased Premises (i.e., rebuild the Tenant Improvement or Alteration to its condition prior to the removal or relocation of the same), except for, subject to subsection (B) below, Tenant Improvements which were funded (in whole or in part) by Landlord’s Contribution.

(B) Landlord shall have the right (by notice to Tenant in accordance with Section 5.08(d)(i) above) to require Tenant to restore any Tenant Improvements that were funded (in whole or in part) by Landlord’s Contribution and that are subsequently removed or relocated by Tenant, except that any such restoration obligation on the part of Tenant shall be waived if Tenant exercises the Renewal Option and pays all Rent reserved hereunder for the entirety of the Renewal Term.

5.09 Liens. Tenant shall keep the Leased Premises and the Project free from any liens arising out of any (i) work performed or material furnished to or for the Leased Premises, and

(ii) obligations incurred by or for Tenant or any person claiming through or under Tenant. Tenant shall, within thirty (30) days following the imposition of any such lien (or, if Landlord is then attempting to sell or refinance the Building or the Project, within ten (10) days following the imposition of any such lien), cause such lien to be released of record by payment or posting of a bond fully satisfactory to Landlord in form and substance. Landlord shall have the right at all times to post and keep posted on the Leased Premises any notices permitted or required by Law, or that Landlord shall deem proper for the protection of Landlord, the Leased Premises, the Project and any other party having an interest therein, from mechanics’, materialmen’s and other liens. If Tenant fails in its obligations to cause any such lien to be released of record within said thirty (30) (or, if applicable, ten (10)) day period, Landlord may cause such liens to be released by any means it deems proper, including, without limitation, payment of any such lien, at Tenant’s sole cost and expense. All costs and expenses incurred by Landlord in causing such liens to be released shall be repaid by Tenant to Landlord immediately upon demand, together with an administration fee equal to fifteen percent (15%) of such costs and expenses. In addition to all other requirements contained in this Lease, Tenant shall give to Landlord at least five (5) business days’ prior written notice before commencement of any construction on the Leased Premises.

5.10	Compliance With Laws, Insurance Standards and Non-Discrimination.

(a) Tenant shall comply with all federal, state and local laws, ordinances, orders, rules, regulations and policies (collectively, “Laws”), now or hereafter in force, as amended from time to time, in any way related to the use, condition or occupancy of the Leased Premises, regardless of when they become effective, including, without limitation, all applicable Hazardous Materials Laws, the Americans with Disabilities Act of 1990, as amended; provided, however, that except as otherwise provided in this Lease, Tenant shall not be required to make or, except as provided in Article 3 above, pay for, capital improvements to the Leased Premises or the Building not related to Tenant’s specific use of the Leased Premises unless the requirement for such changes is imposed as a result of any Alterations made or proposed to be made at Tenant’s request. Tenant shall immediately deliver to Landlord a copy of any notices received from any governmental agency in connection with the Leased Premises. It is the intention of Tenant and Landlord that the obligations of Tenant under this Section 5.10 shall apply irrespective of the scope of work required to achieve such compliance. Tenant shall promptly cure and satisfy all Hazardous Materials Claims to the extent arising out of or by reason of the use, storage, treatment, disposal or release of Hazardous Materials by Tenant, its subtenants, or Tenant Parties or any employees, agents, contractors, officers, directors, partners, licensees, invitees and guests of Tenant’s subtenant. Nothing done by Tenant in its use or occupancy of the Leased Premises shall create, require or cause imposition of any requirement by any governmental authority for structural or other upgrading of or improvement to the Project. Notwithstanding the foregoing, if such governmental requirement would require upgrades only to the Building (as opposed to areas of the Project outside of the Building), then Tenant shall not be in default hereunder if its use or occupancy triggers such requirements, provided that (i) Tenant performs such upgrades and pays all costs in connection therewith (unless Landlord elects to perform such upgrades, in which case Tenant shall reimburse Landlord for the costs thereof), and (ii) if structural upgrades would be required to be made to the Building, Tenant shall obtain Landlord’s prior written consent prior to taking the action that triggers such requirements.

(b) Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is disreputable or productive of fire hazard, or permit anything to be done that would increase the rate of fire or other insurance coverage on the Project and/or its contents. If Tenant does or permits anything to be done that shall increase the cost of any insurance policy required to be carried hereunder, then Tenant shall not be in default under this Lease so long as Tenant reimburses Landlord, upon demand, for any such additional premiums. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.

(c) Tenant herein covenants by and for himself or herself, his or her heirs, executors, administrators and assigns, and all persons claiming under or through him or her, and this Lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against, or segregation of, any person or group of persons on account of race, color, creed, religion, sex, marital status, sexual orientation, national origin or ancestry in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Leased Premises herein leased, nor shall Tenant, or any person claiming under or through him or her, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the Leased Premises herein leased.

5.11 Entry For Repairs, Inspection, Posting Notices, Etc. After at least twenty-four (24) (or, if Landlord desires to enter Tenant’s clean rooms or wet labs, forty-eight (48)) hours’ prior notice (except in emergencies where no such notice shall be required), Landlord or Landlord Parties shall have the right to enter the Leased Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs to or alterations of the Project or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by Law to prevent the perfection of liens against Landlord’s interest in the Project or to exhibit the Leased Premises to prospective tenants during the last twelve (12) months of the Term, purchasers, encumbrancers or others; provided, however, that in exercising any such right of entry, Landlord shall not unreasonably interfere with Tenant’s business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. All such entries by Landlord shall be subject to Tenant’s reasonable security measures including, without limitation, Tenant’s right to escort Landlord or Landlord Parties during the entire course of entry.

5.12 No Nuisance. Tenant shall conduct its business and control Tenant Parties without creating any nuisance, or interfering with, annoying, endangering or disturbing any other tenant or Landlord in its operation of the Project. Tenant shall not place any loads upon the floor, walls or ceiling of the Leased Premises that endanger the structure nor place any harmful liquids or Hazardous Material in the drainage system of the Building. Tenant shall not permit any vibration, noise or unreasonable odor to escape from the Leased Premises and shall not do or permit anything to be done within the Leased Premises which would adversely affect the quality of the air in the Building or about the Project.

5.13	Subordination; Mortgagee Protection; Reciprocal Easement Agreements.

(a) Tenant agrees that this Lease and the rights of Tenant hereunder are subject and subordinate to the holder of or beneficiary under any mortgage or deed of trust whether now or in the future encumbering the Project (the “Mortgage Lender”) and to any and all advances made thereunder, and interest thereon, and all modifications, renewals, supplements, consolidations and replacements thereof. Tenant agrees, however, that the Mortgage Lender may at its option, unilaterally elect to subordinate, in whole or in part, by an instrument in form and substance satisfactory to such Lender, the lien of such mortgage or deed of trust to this Lease. In such case, Tenant agrees to execute and to deliver to Landlord or such Mortgage Lender within ten (10) days after request any such subordination instrument or instruments requested by such Lender. If Tenant fails or refuses to do so within such period and fails to cure such failure or refusal within five (5) business days after receipt of a second written request therefor by Landlord or such Mortgage Lender, such failure or refusal shall constitute a default by Tenant under this Lease, but such failure or refusal shall in no way affect the validity or enforceability of any such subordination made by such Mortgage Lender.

(b) Any successor in interest to any Mortgage Lender shall not be bound by (i) any payment of Gross Rent for more than one (1) month in advance, or (ii) any amendment or modification of this Lease made without the written consent of the Mortgage Lender. Nothing herein contained shall be deemed to impose upon the person or party succeeding to the interest of Landlord as a result of the enforcement of such mortgage or first deed of trust by any Mortgage Lender, any obligation for defaults on the part of Landlord (except for continuing defaults with respect to the physical condition of the Leased Premises), and any person or party succeeding to possession of the Project as a successor to Landlord shall be subject to Landlord’s obligations hereunder only during the period of such persons’ or party’s ownership.

(c) Tenant shall not sue, seek any remedy or enforce any right against Landlord as a result of Landlord’s failure to perform its obligations hereunder which remedy or right could lead to a termination of this Lease until (i) Tenant gives written notice to any Mortgage Lender and (ii) a reasonable time for such Mortgage Lender, at its option, to remedy the act or omission has elapsed following the giving of notice by Tenant to Mortgage Lender required hereunder, including, without limitation, time to obtain possession from Landlord by power of sale or judicial foreclosure, it being agreed that the Mortgage Lender shall have no obligation to Tenant to cure or remedy any act or omission of Landlord.

(d) Tenant agrees that this Lease and the rights of Tenant hereunder are subject and subordinate to any easements, reciprocal easement agreements, rights of way, covenants, conditions and restrictions or similar property interests, whether now or in the future affecting the Project (collectively, the “REAs”); provided, however, that any future REAs shall not materially adversely affect any specific rights granted to Tenant hereunder with respect to parking or access. Tenant agrees to execute and to deliver to Landlord within ten (10) days after request any subordination instrument or instruments requested by Landlord. If Tenant fails or refuses to do so within such period and fails to cure such failure or refusal within five (5) business days after receipt of a second written request therefor by Landlord, such failure or refusal shall constitute a default by Tenant under this Lease, but such failure or refusal shall in no way affect the validity or enforceability of any such subordination.

(e) Notwithstanding the foregoing, this Lease shall not be subject to or subordinate to any ground or underlying lease or to any lien, mortgage, deed of trust, or security interest now or hereafter affecting the Leased Premises, nor shall Tenant be required to execute any documents subordinating this Lease, unless the ground lessor, lender, or other holder of the interest to which this Lease shall be subordinated contemporaneously executes a recognition and nondisturbance agreement which (i) provides that this Lease shall not be terminated so long as Tenant is not in default under this Lease and (ii) recognizes all of Tenant’s rights hereunder (an “SNDA”). Landlord hereby confirms that there are no deeds of trust or mortgages encumbering the Project as of the date of this Lease.

5.14 Estoppel Certificate. Within ten (10) days of a written request from Landlord, Tenant shall execute estoppel certificates addressed to (i) any mortgagee or prospective mortgagee of Landlord or, (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, on a form reasonably specified by Landlord, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require; provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof, although Tenant shall be bound by the statements made in such certificate. In the event that Tenant fails or refuses to deliver such an estoppel certificate to Landlord within ten (10) days of a written request from Landlord, then Landlord may give to Tenant a second notice, reiterating the request that Tenant execute an estoppel certificate in the form specified by Landlord and stating that, if Tenant fails to do so within five (5) days of the receipt by Tenant of such second notice from Landlord, Tenant shall be deemed to be bound by the statements set forth in the form of certificate which Landlord requested that Tenant deliver. In the event that Tenant fails to deliver an estoppel certificate in the form specified by Landlord within five (5) days of the receipt by Tenant of such second notice from Landlord, Tenant shall conclusively be deemed, without exception, to have acknowledged the correctness of the statements set forth in the form of certificate which Landlord requested that Tenant deliver, and Tenant shall be estopped from denying the correctness of each such statement, such that a mortgage or purchaser may rely on the correctness of the statements in such form of certificate, as if made and certified by Tenant. A failure by Tenant to deliver an estoppel certificate in the form specified by Landlord within five (5) days of the receipt by Tenant of such second notice shall also constitute a material breach of this Lease by Tenant.

5.15	Letter of Credit.

(a) Upon execution of this Lease, Tenant shall deliver to Landlord, at Tenant’s sole cost and expense, the Letter of Credit described below in the amount set forth in the Basic Lease Information (the “LC Face Amount”) as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease. Neither the Letter of Credit nor any Letter of Credit Proceeds (as defined below) shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure of Landlord’s damages upon Tenant’s default. The Letter of Credit shall be maintained in effect from the Effective Date through the date that is sixty (60) days after the Expiration Date (the “LC Termination Date”). On the LC Termination Date, Landlord shall return to Tenant the Letter of Credit and any Letter of Credit Proceeds then held by Landlord (other than those Letter of Credit Proceeds Landlord is entitled to retain under the terms of this Section 5.15(a)); provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. Landlord shall not be required to segregate the Letter of Credit Proceeds from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. Landlord may (but shall not be required to) draw upon the Letter of Credit and use the proceeds therefrom (the “Letter of Credit Proceeds”) or any portion thereof to the extent necessary (i) to cure any default under this Lease beyond applicable notice and cure periods and to compensate Landlord for any loss or damage Landlord incurs as a result of such default, (ii) to repair damage to the Leased Premises caused by Tenant, (iii) to clean the Leased Premises upon termination of this Lease, and (iv) to reimburse Landlord for the payment of any amount which Landlord may spend or be required to spend by reason of Tenant’s default beyond applicable notice and cure periods, it being understood that any use of the Letter of Credit Proceeds shall not constitute a bar or defense to any of Landlord’s remedies set forth in Section 7.08(b) below. Landlord shall have the additional right to draw on the Letter of Credit in accordance with Section 5.15(c) below. In such event and upon written notice from Landlord to Tenant specifying the amount of the Letter of Credit Proceeds so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit in an amount equal to the full LC Face Amount. Tenant’s failure to deliver such replacement Letter of Credit to Landlord within ten (10) days of Landlord’s notice shall constitute an Event of Default hereunder. In the event Landlord transfers its interest in this Lease, Landlord shall transfer the Letter of Credit and any Letter of Credit Proceeds then held by Landlord to Landlord’s successor in interest and Landlord or the transferee shall provide written notice of such transfer to Tenant and the Bank, and thereafter Landlord shall have no further liability to Tenant with respect to such Letter of Credit or Letter of Credit Proceeds.

(b) As used herein, Letter of Credit shall mean an unconditional, standby irrevocable letter of credit (herein referred to as the “Letter of Credit”) issued by the San Francisco office of a major national bank insured by the Federal Deposit Insurance Corporation, with assets of not less than Fifty Billion Dollars ($50,000,000,000.00) and otherwise reasonably satisfactory to Landlord (collectively, the “Bank”), naming Landlord as beneficiary, in the amount of the LC Face Amount, and otherwise in form and substance reasonably satisfactory to Landlord. The Letter of Credit shall be for a minimum one-year term, shall be automatically self-renewing for successive one-year terms (unless the Bank shall provide notices of non-renewal in accordance with Section 5.15(c) below), and shall provide: (i) that Landlord may make partial and multiple draws thereunder, up to the face amount thereof; (ii) that Landlord may draw upon the Letter of Credit up to the full amount thereof and the Bank will pay to Landlord the amount of such draw upon receipt by the Bank of the original Letter of Credit and a sight draft signed by Landlord and accompanied by a written certification from Landlord to the Bank stating that Landlord is entitled to draw on the Letter of Credit in such amount; and (iii) that the beneficial interest under the Letter of Credit shall be freely transferable one or more times and, therefore, in the event of the assignment or other transfer of the interest of Landlord (or any successor Landlord) under this Lease, the Letter of Credit shall be freely transferable by Landlord (or such successor), without recourse and without the payment of any fee or consideration in excess of Five Hundred Dollars ($500.00), to the assignee or transferee of such interest and the Bank shall confirm the same to Landlord (or such successor) and such assignee or transferee.

(c) In the event that the Bank shall at any time notify Landlord that the Letter of Credit shall not be renewed beyond the next expiry date, then unless Tenant shall, not less than thirty (30) days prior to such expiry date, deliver to Landlord a replacement Letter of Credit in the full LC Face Amount and otherwise meeting the requirements set forth above, Landlord shall be entitled to draw on the Letter of Credit and shall hold the proceeds of such draw as Letter of Credit Proceeds pursuant to Section 5.15(a) above. The Letter of Credit shall expressly provide that, to be effective, any notice on non-renewal given by the Bank must be provided by the Bank concurrently to Landlord, Landlord’s property manager and Landlord’s counsel (at the address of each such party specified in the Letter of Credit).

(d) The LC Face Amount shall be subject to reduction solely as hereinafter provided in this Section 5.15(d).

(i) Tenant shall have the right to reduce the LC Face Amount to a total of Two Hundred Sixty-Five Thousand Two Hundred Eighty-Four and 75/100 Dollars ($265,284.75), provided that the following conditions precedent shall have been satisfied to Landlord’s reasonable satisfaction:

(A) Tenant shall have achieved Profitability (as hereinafter defined) on a calendar quarter-by-calendar quarter basis for four (4) consecutive calendar quarters immediately preceding the proposed reduction date (the “Potential Reduction Date”); as used herein, “Profitability” means Net Income (as hereinafter defined) attributable to the applicable calendar quarter of not less than One Dollar ($1.00), and “Net Income” means the net income (as calculated in accordance with GAAP) earned by Tenant attributable to the applicable calendar quarter (specifically excluding, however, with respect to revenues, any non-recurring revenues or other revenues not received in the ordinary course of Tenant’s business, such as proceeds under any policy of insurance maintained by Tenant, judgments rendered in favor of Tenant and other revenues or receipts of a non-recurring nature), all as determined in accordance with GAAP;

(B) Tenant shall have achieved Positive Cash Flow (as hereinafter defined) on a calendar quarter-by-calendar quarter basis for four (4) consecutive calendar quarters immediately preceding the Potential Reduction Date; as used herein, “Positive Cash Flow” means, with respect to any calendar quarter, the cash flow of Tenant (including, without limitation, cash flow from operating activities, financing activities and investing activities) attributable to such quarter, all as determined in accordance with GAAP;

(C) Tenant shall have maintained, at the time Tenant seeks the actual reduction in the LC Face Amount, Cash and Cash Equivalents in an amount not less than Forty Million Dollars ($40,000,000.00); as used herein, “Cash and Cash Equivalents” means (1) cash, (2) demand deposits titled in the name of Tenant and maintained with a major national bank insured by the Federal Deposit Insurance Corporation and otherwise reasonably satisfactory to Landlord (an “Acceptable Financial Institution”), (3) funds maintained in money market accounts titled in the name of Tenant and established with an Acceptable Financial Institution, and (4) certificates of deposit issued by an Acceptable Financial Institution and titled in the name of Tenant;

(D) no Event of Default shall have occurred or be occurring hereunder either (1) at any time during the calendar year immediately preceding the Potential Reduction Date, or (2) as of the Potential Reduction Date. In addition, if an event or condition which, with the giving of notice or the passage of time, or both, is occurring hereunder on the Potential Reduction Date, then Tenant’s right to reduce the LC Face Amount shall be suspended until such event or condition has been cured or otherwise no longer exists.

(ii) Prior to any reduction in the LC Face Amount under this Section 5.15(d), Tenant shall deliver to Landlord such documentation as Landlord may request, including, without limitation, financial statements for the applicable calendar year(s), which statements shall be audited by a certified public accountant from a nationally recognized accounting firm (the “CPA”), shall be certified by the CPA as having been prepared in accordance with GAAP, and shall otherwise be reasonably acceptable to Landlord.

(iii) The right of Tenant to reduce the LC Face Amount as provided in this Section 5.15(d) shall be personal to FoxHollow Technologies, Inc. and shall be available to FoxHollow Technologies, Inc. only during the period that FoxHollow Technologies, Inc. or a Qualified Tenant Affiliate is the actual tenant hereunder.

(e) Notwithstanding anything to the contrary in Section 5.15(a) above, Tenant has notified Landlord that Tenant may be unable to deliver the Letter of Credit to Landlord concurrently with the execution of this Lease. Tenant shall have the right, in lieu of delivering such Letter of Credit, to furnish Landlord with a cash security deposit (the “Cash Security Deposit”) in the full amount of the LC Face Amount, provided that Tenant shall deliver the Letter of Credit to Landlord satisfying the requirements of this Section 5.15 within ninety (90) days after the date of this Lease (whereupon Landlord shall return the Cash Security Deposit to Tenant). Landlord shall have the right to use or apply the Cash Security Deposit for any purpose for which Landlord is entitled to draw on the Letter of Credit pursuant to Section 5.15(a) above. Landlord shall not be required to keep the Cash Security Deposit separate from its general funds and Tenant shall not be entitled to any interest on such deposit. If Landlord uses or applies all or any portion of the Cash Security Deposit, within five (5) days after written demand therefor Tenant shall deposit cash with Landlord in an amount sufficient to restore the Cash Security Deposit to the full extent of the above amount, and Tenant’s failure to do so shall be an Event of Default under this Lease. In the event Landlord transfers its interest in this Lease prior to its receipt of the Letter of Credit, Landlord shall transfer the then remaining amount of the Cash Security Deposit to Landlord’s successor in interest, and thereafter Landlord shall have no further liability to Tenant with respect to such Cash Security Deposit.

5.16 Tenant’s Remedies. Tenant shall look solely to Landlord’s interest in the Building for recovery of any judgment from Landlord, including, without limitation, the rental, sale and insurance proceeds therefrom. Landlord and Landlord Parties shall not be personally liable for any such judgment. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust to which Section 5.13 applies or may apply.

5.17 Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Project attached as Exhibit F and such reasonable amendments thereto as Landlord may adopt from time to time with prior notice to Tenant. Landlord shall not be liable to Tenant for or in connection with the failure of any other tenant of the Project to comply with any rules and regulations applicable to such other tenant under its lease, but Landlord shall use commercially reasonable efforts to cause other tenants to comply with such rules and regulations. Landlord shall not apply such rules and regulations in a discriminatory manner.

5.18	Prohibition and Indemnity With Respect To Hazardous Material.

(a) Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant or Tenant Parties without the prior written consent of Landlord (which consent shall not be unreasonably withheld), save and except only for Permitted Hazardous Materials, which Tenant may bring, store and use in reasonable quantities for their intended use in the Leased Premises, but only in full compliance with all Hazardous Materials Laws and otherwise in a safe and prudent manner.

(b) Notwithstanding the terms of Section 5.18(a) above, for so long as FoxHollow Technologies, Inc. or a Qualified Tenant Affiliate is the tenant hereunder and is in actual possession of the Leased Premises (and specifically excluding possession by any sublessee or assignee other than a Qualified Tenant Affiliate), and provided that FoxHollow Technologies, Inc. or a Qualified Tenant Affiliate is then using the Leased Premises for a Customary Use, Tenant shall have the right to commence the use of any Tenant-Specific Hazardous Materials in the Leased Premises without first obtaining the prior written consent of Landlord, subject, however, to compliance with the terms of this Section 5.18(b). Within ten (10) business days after Tenant commences the use of any Tenant-Specific Hazardous Materials in the Leased Premises, Tenant shall provide written notice thereof to Landlord. Landlord shall thereafter have the right to approve or disapprove such Tenant-Specific Hazardous Materials, provided that Landlord will not disapprove the same so long as Tenant takes such measures as may be recommended by Landlord’s consultants from time to time to prevent the potential spill or release of such Tenant-Specific Hazardous Material, to prevent fumes or odors from escaping the Leased Premises, and to properly contain flammable or combustible materials (the “Handling Recommendations”). Tenant shall promptly cease the use of any Tenant-Specific Hazardous Materials if Tenant fails to follow such Handling Recommendations. Landlord shall only impose Handling Recommendations where the nature of the particular Tenant-Specific Hazardous Material reasonably justifies the Handling Recommendations, as advised by Landlord’s consultants.

(c) If Tenant breaches the obligations stated in Sections 5.18(a) and (b) above, or if contamination of the Leased Premises by Hazardous Material is caused by Tenant or Tenant Parties, or if Tenant’s activities or those of Tenant Parties (or those of its subtenants) result in a release of Hazardous Materials, then Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities or losses (including, without limitation, diminution in value of the Leased Premises, damages for the loss or restriction on use of rentable or useable space or of any amenity of the Leased Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, reasonable attorneys’ fees, consultants’ fees and experts’ fees) (collectively, “Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material released by Tenant or Tenant Parties present in the soil or ground water on or under the Leased Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

(d) Notwithstanding anything to the contrary contained in Sections 5.18(a) through (c) above, Tenant shall not be responsible for the inspection, cleanup or remediation of, and shall not be required to indemnify Landlord against any costs or liabilities attributable to, any Hazardous Materials existing on or about the Leased Premises prior to the date of this Lease or otherwise not released by Tenant or any Tenant Parties (the “Non-Tenant Hazardous Materials”), except to the extent that the contamination caused by such Non-Tenant Hazardous Materials has been exacerbated by Tenant or any Tenant Parties or by Tenant’s failure to perform its obligations under this Section 5.18. As between Landlord and Tenant, Landlord shall be responsible for the cleanup or remediation of any Non-Tenant Hazardous Materials, except to the extent that the contamination caused by such Non-Tenant Hazardous Materials has been exacerbated by Tenant or Tenant’s Agents or by Tenant’s failure to perform its obligations under this Section 5.18; provided, however, that Landlord shall not be required to undertake any cleanup or remedial actions unless Landlord is ordered to do so by governmental authorities or a court of competent jurisdiction (Landlord hereby specifically reserving the right to negotiate the timing and scope of any such cleanup or remedial actions); and provided, further, that Landlord expressly reserves all rights (including, without limitation, all rights of contribution) against third parties responsible, directly or indirectly, for any such Non-Tenant Hazardous Materials.

(e) Landlord hereby assigns to Tenant, without in any way limiting the indemnity as it applies to Landlord and the Landlord Parties, on a non-exclusive basis, all rights provided under the R&H Indemnity (as hereinafter defined), it being the intention of the parties that, in the event Tenant suffers a loss of the nature covered by the R&H Indemnity, Tenant shall have the right to enforce the R&H Indemnity obligations as if Tenant were a direct party to the R&H Indemnity. As used herein, “R&H Indemnity” means that certain indemnification by Rohm & Haas Company, a Delaware corporation, of Chestnut Bay LLC (as assigned to Landlord), a copy of which is attached hereto and incorporated herein as Exhibit H.

5.19 Surrender of Premises On Termination. On or before the ninetieth (90th) day preceding the Term Expiration Date, Tenant shall notify Landlord in writing of the precise date upon which Tenant plans to surrender the Leased Premises to Landlord. On expiration of the Term, Tenant shall quit and surrender the Leased Premises to Landlord, broom clean, in good order, condition and repair as required by Section 5.05, with all of Tenant’s movable equipment, furniture, trade fixtures and other personal property removed therefrom. Subject to Section 2.02(b) and 5.08(c) above and Paragraph 12 of Exhibit D hereto, all Roof Top Equipment, Alterations and Tenant Improvements shall be surrendered with the Leased Premises in good condition and repair, reasonable wear and tear (but only to an extent consistent with the Leased Premises and the Building remaining in good condition and repair) and casualty damage excepted. In the event that, pursuant to said Sections 2.02(b) and 5.08(a) above and Paragraph 12 of Exhibit D, Tenant is required to remove any Roof Top Equipment, Alterations and/or Tenant Improvements from the Leased Premises and/or the Building, as applicable, then Tenant shall remove such Roof Top Equipment, Alterations and/or Tenant Improvements, as applicable, and restore the Leased Premises and the Building to the condition that existed prior to the installation of the same, before the regularly scheduled Term Expiration Date (or if this Lease is sooner terminated, within thirty (30) days thereafter). Any property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may store such property in Tenant’s name at Tenant’s expense, and/or dispose of the same in any manner permitted by Law. Tenant shall repair at its sole cost and expense, all damage caused to the Leased Premises, the Building and the Project by removal of Tenant’s movable equipment or furniture and such Roof Top Equipment, Tenant Improvements and Alterations as Tenant shall be allowed or required to remove from the Leased Premises by Landlord. Without limiting the foregoing, Tenant acknowledges and hereby agrees that Landlord’s rights to require removal of any Roof Top Equipment and Alterations hereunder shall extend to the right to require removal of any conduit, wiring, cabling or other telecommunications equipment located installed anywhere within the Project by or on behalf of Tenant; provided, however, that Landlord shall not require Tenant to remove any wiring or cabling that is useable by a successor tenant or occupant of the Building and in good condition and repair. If the Leased Premises are not surrendered as of the end of the Term in the manner and condition herein specified, Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all Claims resulting from or caused by Tenant’s delay or failure in so surrendering the Leased Premises, including, without limitation, any Claims made by any succeeding tenant due to such delay or failure. Tenant acknowledges that Landlord will be attempting to lease the Leased Premises with any such lease to be effective upon expiration of the Term, and failure to surrender the Leased Premises could cause Landlord to incur liability to such successor tenant for which Tenant shall be responsible hereunder to the full extent thereof; provided, however, that in no event shall Tenant be liable for any consequential damages incurred by the successor tenant.

5.20 Window Coverings. Tenant shall not replace any of the window coverings, blinds or drapes on the exterior windows existing on the Term Commencement Date, other than those in compliance with Landlord’s standards, without Landlord’s prior written approval, which Landlord shall have the right to grant or withhold in its absolute and sole discretion. Tenant acknowledges that breach of this covenant will directly and adversely affect the exterior appearance of the Project and/or the operation of the heating, ventilation or air conditioning systems.

ARTICLE 6

Condition and Operation of the Building

6.01	As-Is Condition.

(a) Tenant understands and agrees that the Leased Premises, including, without limitation, the existing improvements therein and the Building Systems servicing the Leased Premises, shall be leased by Tenant in its existing As-Is condition without any improvements, alterations, upgrades or enhancements by Landlord, and that all improvements shall be made by Tenant in accordance with Section 5.02 above and Exhibit D hereto. Landlord shall have no other obligation of any kind or character, express or implied, with respect to the condition of the Leased Premises or the suitability thereof for Tenant’s purposes or with respect to alterations, additions, improvements, upgrades or enhancements to the Leased Premises, the Building Systems, the Building or the Project, and Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters. Without limiting the foregoing, Tenant acknowledges that it has not received any representation or warranty regarding the existing improvements in the Leased Premises (including, without limitation, the quantity, quality and nature of any particular improvements located within the Leased Premises irrespective of any statement or designation of Building Standard Improvements set forth herein). By entry hereunder, Tenant accepts the Leased Premises as suitable for Tenant’s intended use and as being in good and sanitary operating order, condition and repair, As-Is and without representation or warranty by Landlord as to the condition, use or occupancy which may be made thereof.

(b) Notwithstanding the foregoing terms of Section 6.01(a), Landlord shall deliver the Leased Premises with the roof in good condition and all Building Systems in good working condition and repair. Tenant shall give notice to Landlord of any repairs reasonably required thereto within thirty (30) days of the Delivery Date, in which event Landlord shall make such repairs as may be required at no cost to Tenant (through Building Operating Cost or otherwise). In the event Tenant fails to deliver a written claim to Landlord on or before such thirtieth (30th) day, then Landlord shall be conclusively deemed to have satisfied its obligations under this Section 6.01.

6.02 Alteration. Landlord may, at any time and from time to time: (i) make alterations, structural modifications, seismic modifications or additions to the Building; (ii) change, add to, eliminate or reduce the extent, size, shape or configuration of any aspect of or improvement (including the Building) within the Project or its operations (including, without limitation, parcelizing the Project into one or more separate legal lots and/or realigning boundary lot lines of any such legal lots now or hereafter comprising the Project (collectively “Parcelization”)); and (iii) change the name, number or designation by which the Building or the Project is commonly known. None of the foregoing acts shall be deemed an actual or constructive eviction of Tenant, shall entitle Tenant to any reduction of Rent or shall result in any liability of Landlord to Tenant. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Leased Premises, the Building and other portions of the Project, including, without limitation, the exclusive right to use all exterior walls, roofs and other portions of the Building (including, without limitation, the right to install any equipment, antennas, signs, notices or other promotional items). Landlord agrees that it shall not, in exercising its rights hereunder, make any alterations or changes that would unreasonably interfere with Tenant’s use of the Leased Premises (or the roof as described in Section 2.02) or Tenant’s parking rights. In exercising its rights hereunder, Landlord shall use reasonable efforts to minimize disruption to Tenant’s business operations. Without limiting the foregoing, Tenant agrees to fully cooperate with Landlord to allow Landlord to accomplish any such Parcelization, as referenced in clause (ii) above, and acknowledges that the real property currently comprising the Project may be operated as an integrated project irrespective of any such Parcelization. Landlord shall reimburse Tenant all of Tenant’s reasonable costs in connection therewith.

ARTICLE 7

Casualty, Eminent Domain and Miscellaneous Matters

7.01 Landlord’s Casualty Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Project against loss or damage by fire or other insurable hazards (that may include earthquake loss if Landlord elects to maintain such coverage) and contingencies for the full insurable value thereof, or, in the alternative, insuring for one hundred percent (100%) of the replacement cost thereof, exclusive of excavations and foundations; provided, however, that Landlord shall not be obligated to insure any of Tenant’s Personal Property, or any Tenant Extra Improvements or Alterations that Tenant may make upon the Leased Premises. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates and such excess is attributable to the Alterations or to the particular nature of Tenant’s operations in the Leased Premises, including, without limitation, a determination that such operations result in extra-hazardous or higher than normal risk exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium. All insurance proceeds payable under Landlord’s insurance carried hereunder shall be payable solely to Landlord, and Tenant shall have no interest therein. For purposes of clarity, “Tenant Improvements” do not constitute “Alterations” under this Lease.

7.02 Liability Insurance. Landlord (with respect to the Project) and Tenant (with respect to the Leased Premises and Project) shall each maintain or cause to be maintained a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than Two Million Dollars ($2,000,000.00) combined single limit for bodily injury and property damage in any one occurrence. The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability. Tenant’s contractual liability insurance shall apply, without limitation, to all of Tenant’s indemnity obligations under this Lease. The certificate evidencing Tenant’s insurance coverage required hereunder shall state that the insurance includes the liability assumed by Tenant under this Lease and that Tenant’s insurance is primary with any other insurance available to Landlord or any other named insured being excess. Upon request of Landlord, Tenant shall provide Landlord reasonable evidence that the insurance required to be maintained hereunder by Tenant is in full force and effect.

7.03	Tenant’s Casualty Insurance and Additional Tenant Insurance Requirements.

(a) Tenant shall provide insurance coverage during the Term against loss or damage by fire and such other risks as are from time to time included in an Insurance Services Offices (ISO) “Causes of Loss – Special Form” policy (including, without limitation, sprinkler leakage and water damage), insuring the full insurable value of any Tenant Extra Improvements, any Alterations, Tenant’s trade fixtures, furnishings, equipment, and all other items of personal property of Tenant, insuring the full replacement cost thereof.

(b) All policies required to be carried by Tenant under this Article 7 shall be written with financially responsible companies with a Best & Company rating of A:VIII or better, and all evidence of insurance provided to Landlord shall contain an endorsement showing that Landlord and Mortgage Lender are included as an additional insured and an endorsement whereby the insurer agrees not to cancel or alter the policy without at least thirty (30) days’ prior written notice to Landlord and all named and additional insureds. Any deductible or self-insurance provisions under any insurance policies maintained by Tenant shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld.

(c) Prior to the Term Commencement Date and thereafter, from time to time, promptly upon request by Landlord, Tenant shall furnish Landlord and any additional insureds with copies of policies or certificates of insurance, evidencing Tenant’s maintenance and renewal of the required coverages. If Tenant fails to provide such evidence of insurance required hereunder, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be charged to Tenant and paid upon written invoice therefor as Additional Rent together with an administrative fee equal to fifteen percent (15%) of such costs.

7.04	Indemnity and Exoneration.

(a) Except to the extent arising from Landlord’s gross negligence or willful misconduct, Landlord shall not be liable to Tenant (i) for any loss, damage or injury to person or property caused by theft, fire, vandalism, assault, battery, act of God, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord was a partial cause of such loss, damage or injury, or (ii) that occur by reason of the negligence or willful misconduct of Tenant or Tenant Parties, or (iii) for any damage or inconvenience which may arise through repair or alteration of any part of the Project or failure to make any such repair except as expressly otherwise provided in Sections 7.06 and 7.07. Without limiting the foregoing and notwithstanding anything to the contrary herein, Tenant acknowledges that no security services are being provided to the Leased Premises, and to the extent any security service is being provided to the Project by Landlord, such security service shall be provided by unarmed personnel and shall not include alarm systems for a special surveillance of the Leased Premises or the Project, and Tenant agrees that Landlord shall not be liable to Tenant or any third party for any breach of security or any losses due to theft, burglary, battery or for damage done or injury inflicted by persons (other than the employees of Landlord) in or on the Project. Notwithstanding the foregoing, Landlord shall be liable for actual damages to person or property directly resulting from the failure of Landlord to make any repair expressly required to be made by Tenant under the terms of this Lease, provided that (A) such failure persists for an unreasonable period of time following receipt by Landlord of written notice of default from Tenant, (B) such damages are not covered by any policy of insurance actually carried by Tenant or required to be carried by Tenant under the terms of this Lease, and (C) in no event shall Landlord be liable for consequential damages.

(b) Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all Claims arising out of or related to claims of injury to or death of persons, damage to property occurring or resulting directly or indirectly from the use or occupancy of the Leased Premises or activities of Tenant or its employees in or about the Leased Premises or Project; provided, however, that the foregoing indemnity shall not be applicable to claims arising by reason of the negligence or willful misconduct of Landlord or the Landlord Parties or a breach of the obligations of Landlord under this Lease, unless covered by insurance required to be carried by Tenant under the terms of this Lease.

(c) Tenant shall indemnify, defend and protect Landlord and hold and save Landlord harmless of and from any and all loss, claims, proceedings, cost, damage, injury, causes of action, liabilities or expense or other Claims arising out of or in any way related to work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Leased Premises or the Project.

(d) Landlord shall indemnify, defend, protect and hold Tenant and the Tenant Parties harmless from and against any and all claims, liabilities, judgments, costs, demands, causes of action and expenses arising from (i) the death of or injury to persons or damage to property caused by Landlord or its employees or authorized agents while entering upon the Leased Premises or the Project, (ii) the gross negligence or willful misconduct of Landlord or from any breach or default in the terms of this Lease by Landlord (if such breach or default persists for an unreasonable period of time after written notice thereof to Landlord), and (iii) any action or proceeding brought on account of any matter in item (i) or item (ii).

7.05 Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action, against the other, Tenant Parties or Landlord Parties, as applicable, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or the Project or any personal property of such party therein, by reason of fire, the elements, or any other cause that could be insured against under the terms of an ISO “Causes of Loss – Special Form” insurance policy or other casualty insurance coverages which are required to be obtained pursuant to this Lease, regardless of cause or origin, including negligence of the other party, Landlord Parties or Tenant Parties, as applicable; and each party covenants that no insurer shall hold any right of subrogation against such other party. Landlord and Tenant shall advise its insurers of the foregoing and such waiver shall be a part of each property insurance policy maintained by Landlord and Tenant that applies to the Leased Premises, any part of the Project or Tenant’s use and occupancy of any part thereof.

7.06	Condemnation.

(a) If the Leased Premises or any portion of the Project shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises untenantable or unsuitable for Tenant’s operations, this Lease shall, at the option of either party, forthwith cease and terminate as of the date of taking. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord subject to the rights of any Mortgage Lender; provided, however, that Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, if Tenant seeks to recover proceeds, damages or awards paid to compensate for damage to or taking of Tenant’s Personal Property and for the unamortized cost of the Tenant Improvements or Alterations to the extent paid for by Tenant.

(b) If a temporary or permanent taking of all or a portion of the Leased Premises occurs, there shall be an equitable abatement of Rent.

7.07 Damage and Destruction. If a fire or other casualty in the Leased Premises occurs, Tenant shall immediately give notice thereof to Landlord. In the event of a fire or other casualty in any portion of the Building, the following provisions shall then apply:

(a) If the damage is to the Leased Premises and the Leased Premises can, in the reasonable opinion of Landlord, be made tenantable with all damage repaired within twelve (12) months from the date of damage or destruction, then Landlord shall diligently rebuild the same including, without limitation, Tenant Improvements which are not Tenant Extra Improvements. If Landlord rebuilds the Leased Premises, Tenant shall repair and restore any Tenant Extra Improvements and any Alterations or, at Landlord’s election, Landlord may repair and rebuild the Tenant Extra Improvements and/or Alterations, at Tenant’s sole cost and expense.

(b) If the damage is to the Leased Premises and the Leased Premises cannot, in the reasonable opinion of Landlord, be made tenantable with all damage repaired within twelve (12) months from the date of damage or destruction, then either Tenant or Landlord may terminate this Lease within thirty (30) days after the date of such notice.

(c) During any period when Tenant’s use of the Leased Premises is significantly affected by damage or destruction, Gross Rent shall abate proportionately until such time as the Leased Premises are made tenantable as reasonably determined by Landlord, and no portion of the Rent so abated shall be subject to subsequent recapture.

(d) The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon. If this Lease is terminated by either party as a consequence of a casualty in accordance with any of the provisions of this Section 7.07(d), all proceeds of property insurance with respect to the Leased Premises required to be maintained either by Landlord or Tenant shall be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Tenant shall be paid all proceeds of insurance payable in connection with Tenant’s trade fixtures, furnishings, equipment and all other items of personal property of Tenant and the unamortized value (such amortization to be calculated on a straight-line basis over the Term) of any Tenant Extra Improvements actually funded by Tenant (and specifically excluding any portion paid for with Landlord’s Contribution) and remaining in the Leased Premises immediately prior to the occurrence of the damage or destruction.

(e) If the Leased Premises, or any part thereof, or any portion of the Building is damaged or destroyed during the last twelve (12) months of the Term, or any extension thereof, Landlord may terminate this Lease by giving written notice thereof to Tenant within thirty (30) days after the date of the casualty, in which case this Lease shall terminate as of the date of the casualty.

(f) Except to the extent expressly provided in this Lease, nothing contained in this Lease shall relieve Tenant of any liability to Landlord or to Landlord’s insurance carriers that Tenant may have under Law or under the provisions of this Lease in connection with any damage to the Leased Premises or the Building by fire or other casualty.

7.08	Default By Tenant.

(a) Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”) on the part of Tenant:

(i) Abandonment. Abandonment of the Leased Premises for a continuous period in excess of five (5) business days. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Section 7.08(a)(i) being deemed such notice to Tenant as required by said Section 1951.3;

(ii) Nonpayment of Rent. Failure to pay any installment of Gross Rent or items of Additional Rent or any other amount to be paid by Tenant hereunder, upon the date when payment is due where such failure shall continue for five (5) business days after written notice to Tenant of such failure (provided, however, that Landlord shall not be required to deliver, and Tenant shall not be entitled to receive, such notice more than two (2) times in any twelve (12) month period);

(iii) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Sections 7.08(a)(i) and 7.08(a)(ii), such failure continuing for fifteen (15) business days after written notice of such failure (or with respect to non-monetary obligations only, such longer period as is reasonably necessary to remedy such default, provided that Tenant shall continuously and diligently pursue such remedy at all times until such default is cured);

(iv) General Assignment. A general assignment by Tenant for the benefit of creditors;

(v) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. If under applicable Law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(vi) Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Leased Premises, if such receivership remains undissolved for a period of ten (10) business days after creation thereof;

(vii) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business days after the levy thereof;

(viii) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law, such proceeding shall not have been dismissed.

(b) Remedies Upon Default.

(i) Termination. If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods specified herein) to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.

(ii) Continuation After Default. Even though Tenant has breached this Lease and/or abandoned the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 7.08(b)(i) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including, without limitation, the right to recover Rent as it becomes due. Landlord has the remedy described in Section 1951.4 of the Civil Code of the State of California or any successor code section (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

(c) Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 7.08(b)(i) hereof, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or successor code section. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable Law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (i) and (ii) shall be computed with interest at twelve percent (12%) per annum or the highest lawful rate, whichever is the lower. The “worth at the time of award” of the amount referred to in (iii) shall be computed by discounting such amount at the “discount rate” of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%) and, where rental value is a material issue, shall be based upon competent appraisal evidence.

(d) Computation of Rent For Purposes of Default. For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Section 7.08(c), unpaid Rent shall consist of the sum of:

(i) the total Base Rent for the balance of the Term, plus

(ii) a computation of the Building Operating Cost for the balance of the Term, the assumed Building Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Building Operating Cost for the calendar year prior to the year in which default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by reference to the Consumer Price Index—all items for the San Francisco-Oakland-San Jose Area, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (Base Year 1982-84=100), or such successor index as may be established to provide a measure of the current purchasing power of the dollar.

(e) Late Charge. In addition to its other remedies, after written notice of its intention to invoke this paragraph because of previous late payments by Tenant, Landlord shall have the right to add to the amount of any payment required to be made by Tenant hereunder that is not paid on or before the date the same is due, an amount equal to Two Hundred Fifty Dollars ($250.00) plus five percent (5%) of the delinquency for each month or portion thereof that the delinquency remains outstanding, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. The provision for a late charge set forth in this Section 7.08(e), and any collection of a late charge by Landlord, shall not be deemed a waiver of any breach or Event of Default by Tenant under this Lease. The late charge shall be due upon demand by Landlord at any time after failure to pay any installment of Rent, and in the case of Gross Rent, without waiting for expiration of the period specified in Section 7.08(a)(ii). Notwithstanding the foregoing, Tenant shall be entitled to one notice of late payment and a five (5) day cure period in each twelve (12) month period before any such late charge accrues.

(f) Landlord’s Right to Perform. In addition to and without limiting its other remedies hereunder, Landlord shall have the right, but not the obligation, to perform Tenant’s obligations for Tenant’s account, including, without limitation, the right to perform any repair, maintenance or replacement required to be performed by Tenant under Section 5.05, and the right to pay any amounts due to the providers of any Utilities pursuant to Section 5.03. All costs incurred by Landlord in performing any such obligations for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to fifteen percent (15%) of such costs.

(g) Remedies Cumulative. All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

7.09	Option to Extend the Term at Fair Market Rent.

(a) Subject to the terms of this Section 7.09, Tenant shall have one (1) option (the “Renewal Option”), to extend the Term of this Lease for a consecutive period of five (5) years beyond the Term Expiration Date (the “Renewal Term”). The Renewal Option is personal to FoxHollow Technologies, Inc. and its Qualified Tenant Affiliates, and may not be exercised by any sublessee or assignee (other than a Qualified Tenant Affiliate), or by any other successor or assign, of Tenant. The Renewal Option must be exercised, if at all, by written notice (“Election Notice”) from Tenant to Landlord given not more than twenty-four (24) months nor less than eighteen (18) months prior to the Term Expiration Date. Except as expressly provided in Section 7.09(b) below, any such Election Notice given by Tenant to Landlord shall be irrevocable. The Renewal Option and Tenant’s delivery of an Election Notice shall be effective only if, at the time of Tenant’s delivery of the Election Notice and at the time of commencement of the Renewal Term, no Event of Default is occurring under this Lease. If Tenant fails to exercise the Renewal Option in a timely manner as provided for above, the Renewal Option shall be void. The Renewal Term shall be upon the same terms and conditions as the initial Term, except that the annual Base Rent during the Renewal Term shall be equal to the Fair Market Rent as of the commencement of the Renewal Term; provided, however, that in no event shall the Base Rent during the Renewal Term be less than the Base Rent payable hereunder immediately prior to the commencement of the Renewal Term.

(b) Fair Market Rent for the Renewal Term shall be determined by Landlord with written notice (the “Renewal Rate Notice”) given to Tenant at least three hundred ninety-five (395) days (i.e., one year and 30 days) prior to the commencement of the Renewal Term. Tenant shall have a period of thirty (30) days after receipt of the Renewal Rate Notice to provide Landlord with written notice (“Tenant’s Response Notice”) of Tenant’s election to (i) accept the Base Rent for the Renewal Term specified in the Renewal Rate Notice, (ii) reject the Base Rent specified in the Renewal Rate Notice and rescind Tenant’s Election Notice and the exercise of the Renewal Option (which rescission shall be irrevocable), or (iii) reject the Base Rent specified in the Renewal Rate Notice and submit the determination of Base Rent to arbitration pursuant to the provisions of Section 7.09(c) below. Failure on the part of Tenant to reject Landlord’s determination of Base Rent by written notice to Landlord (whether pursuant to clause (ii) or (iii) above) within thirty (30) days after receipt of the Renewal Rate Notice shall be deemed an acceptance by Tenant under the foregoing clause (i) and shall bind Tenant to the Fair Market Rent as determined by Landlord. Should Tenant elect to rescind its Election Notice in accordance with the foregoing clause (ii), then the Term shall expire on the Term Expiration Date and Tenant shall have no further rights under this Section 7.09. Should Tenant elect to arbitrate by written notice in accordance with the aforesaid clause (iii), and should the arbitration not have been concluded prior to the commencement of the Renewal Term, Tenant shall pay Base Rent to Landlord during the Renewal Term, including Base Rent adjusted to reflect Fair Market Rent specified in the Renewal Rate Notice. If the amount of Fair Market Rent as determined by arbitration is greater than or less than Landlord’s determination, then any adjustment required to correct the amount previously paid shall be made by payment by the appropriate party within ten (10) days after such determination of Fair Market Rent.

(c) If Tenant rejects the amount claimed by Landlord as Fair Market Rent and elects to arbitrate by written notice in accordance with clause (iii) of Section 7.09(b) above, and if such dispute cannot be resolved by mutual agreement, the dispute shall be submitted to arbitration. The award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City of Redwood City in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by said rules shall be modified as follows:

(i) Tenant shall make demand for arbitration, if at all, in writing in accordance with clause (iii) of Section 7.09(b) above within thirty (30) days after receipt of the Renewal Rate Notice, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of high-quality commercial office and laboratory space in central and southern San Mateo County who would qualify as an expert witness over objection to give testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a timely and proper demand for such arbitration in accordance with clause (iii) of Section 7.09(b) above shall constitute a waiver of the right thereto. Within ten (10) business days after the service of Tenant’s timely demand for arbitration, Landlord shall have the right to give notice in writing to Tenant of Landlord’s adjusted determination of Fair Market Rent. Within ten (10) business days following Tenant’s receipt of such notice, if Tenant and Landlord have not agreed upon Fair Market Rent, Tenant shall notify Landlord in writing that Tenant desires to renew its demand for arbitration. Failure on the part of Tenant to give such notice shall constitute a waiver of the right to such arbitration, and Tenant shall be deemed to have accepted Landlord’s adjusted determination of Fair Market Rent. Within ten (10) business days after the receipt of a notice to renew Tenant’s demand, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

(ii) If two (2) arbitrators are chosen pursuant to subsection (i) above, the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed and, if within ten (10) business days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of Fair Market Rent, they shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to subsection (i) above. If they are unable to agree upon such appointment within five (5) business days after expiration of said ten (10) day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) business days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the City of Redwood City, acting in his private non-judicial capacity. Request for appointment shall be made in writing with a copy given to the other party. Each party agrees that said Judge shall have the power to make the appointment; provided, however, that if the Chief Judge does not make a determination within ten (10) days of request by either party for the appointment of a third arbitrator, appointment of such third arbitrator shall be made in accordance with the selection procedure of the commercial arbitration rules of the American Arbitration Association or its successor for arbitration of commercial disputes. The three (3) arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth in subsection (iii) below.

(iii) Where the issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators in accordance with the following procedure. The arbitrators selected by each of the parties shall state in writing their respective determinations of the Fair Market Rent, supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

(iv) If any arbitrator fails, refuses or is unable to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) business days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fees and costs of its own counsel. The losing party shall pay the fees and costs of the arbitrators and of the expert witnesses (if any) of the prevailing party as well as those of its expert witnesses. For purposes hereof, the losing party shall be that party whose selected arbitrator’s statement of Fair Market Rent was not selected by the third arbitrator.

(v) The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

7.10 No Waiver. Failure of Landlord or Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord or Tenant, as the case may be, shall have the right to declare any such default at any time thereafter. No waiver by Landlord of an Event of Default, or any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on Landlord unless made in writing and no such waiver shall be implied from any omission by Landlord to take action with respect to such Event of Default or other such matter. No express written waiver by Landlord of any Event of Default, or other such matter, shall affect or cover any other Event of Default, matter or period of time, other than the Event of Default, matter and/or period of time specified in such express waiver. One or more written waivers by Landlord of any Event of Default, or other matter, shall not be deemed to be a waiver of any subsequent Event of Default, or other matter, in the performance of the same provision of this Lease. Acceptance of Rent by Landlord hereunder, or endorsement of any check, shall not, in and of itself, constitute a waiver of any breach or Event of Default or of any agreement, term, covenant or condition of this Lease, except as to the payment of Rent so accepted, regardless of Landlord’s knowledge of any concurrent Event of Default or matter. Landlord may, at its election, apply any Rent received from Tenant to the oldest obligation outstanding from Tenant to Landlord, any endorsement or other statement of Tenant to the contrary notwithstanding. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Leased Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or of any term, covenant or condition of this Lease or operate as a surrender of this Lease. All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

7.11 Statutory Waivers. Tenant hereby waives the benefits of: (i) Sections 1932 and 1933(4) of the California Civil Code (pertaining to the termination of a hiring); (ii) 1941 and 1942 of the California Civil Code (pertaining to the obligations of a landlord to maintain premises and the rights of a tenant to make certain repairs or terminate a lease); (iii) Section 1263.260 of the California Code of Civil Procedure (pertaining to the removal of improvements upon condemnation); and (iv) Section 1265.130 of the California Code of Civil Procedure (pertaining to the termination of a lease upon condemnation).

7.12 Holding Over. If Tenant holds over after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay for each month of hold-over tenancy the greater of (i) one hundred fifty percent (150%) of the Base Rent that Tenant was obligated to pay for the month immediately preceding the end of the Term, or (ii) one hundred fifty percent (150%) of the market rental amount then applicable to the Leased Premises, as determined by Landlord, for each month or any part thereof of any such hold-over period, together with payments of Estimated Building Operating Cost and such other amounts as may become due hereunder. No holding over by Tenant after the Term shall operate to extend the Term. If Tenant holds over without consent, Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities or losses for damages by any other tenant or third person to whom Landlord may have leased or offered to lease all or any part of the Leased Premises covered hereby effective on or after the termination of this Lease, together with all loss, cost, expense, damages and liabilities in connection with any such reletting, including, without limitation, attorneys’ fees and Landlord’s lost revenues. Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month.

7.13 Attorneys’ Fees. If either party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of the possession of the Leased Premises in the hands of an attorney or collection agency, or files suit upon the same, or seeks a judicial declaration of rights hereunder, the prevailing party shall recover its reasonable attorneys’ fees, court costs and collection agency charges. As used herein,

“prevailing party” shall mean the party who substantially prevails in the matter at issue, including, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

7.14 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties.

7.15 Transfers By Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Project. Upon transfer by Landlord of its interest in the Project, and upon the transferee’s assumption of Landlord’s obligations hereunder, no further liability or obligations shall thereafter accrue against the transferring or assigning person as Landlord hereunder.

7.16 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

7.17 Notices. All notices, demands, consents and approvals that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given (i) when delivered by personal delivery, (ii) two (2) business days after being deposited in the United States mail, certified or registered, postage prepaid, or (iii) one (1) business day after being deposited with an overnight courier, such as UPS or Federal Express, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party.

7.18 No Option. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

7.19 Integration and Interpretation. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against any party, regardless of which party may have drafted the provision in question, it being agreed that this is a negotiated agreement.

7.20 Quitclaim. Upon expiration or earlier termination of this Lease, Tenant shall, immediately upon request of Landlord, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Leased Premises, the Project and this Lease.

7.21 No Easement For Light, Air and View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Leased Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

7.22 No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation thereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

7.23 Memorandum of Lease. Tenant shall, upon request of Landlord, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto or consolidation hereof), in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded without the prior written consent of Landlord, which consent shall not be unreasonably withheld, and any attempt to do so shall constitute a default by Tenant.

7.24 Survival. All of Tenant’s covenants and obligations contained in this Lease shall survive the expiration or earlier termination of this Lease. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord’s rights and remedies at law or in equity available upon a breach by Tenant of this Lease.

7.25 Financial Statements. From time to time Tenant shall, within fifteen (15) days of Landlord’s written request, furnish Landlord with Tenant’s most recently available financial statements, which shall be no more than one quarter old, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. Notwithstanding the foregoing, if Tenant is a public company, then Tenant shall only be required to provide to Landlord such financial statements as are publicly available. Except to the extent that such financial statements are publicly available, Landlord shall keep Tenant’s financial statements strictly confidential, provided that Landlord shall be permitted to disclose such financial statements as required by Law and to share such financial statements with its attorneys, advisors, accountants, partners, lenders and prospective lenders, purchasers and prospective purchasers (as long as Landlord notifies such parties of the confidentiality provisions contained herein and obtains such parties’ written agreement to maintain the confidentiality of the same, subject to such parties’ right to disclose the same as required by Law). If Landlord provides Tenant’s financial statements to a third party in accordance with the foregoing sentence, Landlord shall notify Tenant of such fact and shall provide Tenant with a copy of the applicable confidentiality agreement; provided, however, that if Landlord deems the identity of the recipient to be confidential, then Landlord shall not be required to disclose the identity of the recipient or to furnish a copy of the confidentiality agreement to Tenant until such time as Landlord no longer deems the same to be confidential. Notwithstanding anything herein to the contrary, Tenant shall not be required to deliver financial statements to Landlord more than once per twelve (12) month period, except in connection with a contemplated sale or financing of the Building or the Project by Landlord.

7.26 No Joint Venture. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

7.27 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, without limitation, Section 5.16); and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

7.28 Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the State of California. Any actions or proceedings brought under this Lease, or with respect to any matter arising under or out of this Lease, shall be brought and tried only in courts located in the County of San Mateo, California (excepting appellate courts).

7.29 Time of the Essence. Time is of the essence of each and every covenant herein contained.

7.30 Interpretation. The term, “including” shall mean “including, without limitation.” All indemnities contained herein shall survive termination of this Lease with respect to any act, condition or event that is the subject matter of such indemnity and that occurs prior to the Term Expiration Date. Notwithstanding anything herein to the contrary, all provisions of this Lease which require the payment of money or the delivery of property after the Term Expiration Date shall survive termination of this Lease.

7.31	Parking.

(a) Tenant shall be entitled to the non-preferential and non-exclusive use of two hundred one (201) parking spaces in the Common Areas, for which right Tenant shall pay any tax or assessment imposed by any governmental authority in connection with the parking privileges provided to Tenant pursuant to this Lease. Said tax or assessment shall be paid in the same manner as Additional Rent hereunder, regardless of whether or not Tenant uses said spaces. Landlord may assign any unreserved and unassigned parking spaces and/or make all or a portion of such spaces reserved, if it determines that it is necessary for orderly and efficient parking. Landlord shall have the right, at any time, to relocate Tenant’s parking to other areas within the Project and to provide parking spaces to Tenant in surface parking lots, parking structures or other areas now or hereafter designated by Landlord as the “Project’s Parking Areas,” provided that Landlord shall only do so on a nondiscriminatory basis (i.e., vis-à-vis other tenants of the Project).

(b) Notwithstanding the terms of Section 7.31(a) above, two (2) spaces (out of the total of 201 spaces) shall be reserved (the “Reserved Spaces”) throughout the Term, and shall be located immediately adjacent to Tenant’s loading dock. Landlord shall not be responsible for the enforcement of Tenant’s reserved parking rights in the Reserved Spaces.

7.32 Brokers. Tenant and Landlord each represent and warrant to the other that it has had no dealing with any broker or agent other than the Broker set forth on the Basic Lease Information. Tenant and Landlord each indemnify, defend and hold the other party harmless from and against any and all liabilities for commissions or other compensation or charges claimed by any other broker or agent based on dealings with the indemnifying party with respect to this Lease. The foregoing indemnity shall survive termination or earlier expiration of this Lease.

7.33 Reasonable Expenditures. Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours. The terms of this Section 7.33 shall not apply to the payment of Gross Rent by Tenant, which shall be governed solely by the terms of Article 3 above.

7.34 Right to Cure. In the event that Landlord fails to perform a material obligation of Landlord under this Lease, Tenant shall provide written notice of such failure to Landlord. Landlord shall have thirty (30) days after receipt of such notice to cure such failure (or, if Landlord can not reasonably cure such failure within such thirty (30) day period, such additional time as Landlord reasonably requires to cure the same). If Landlord fails to cure such failure within the aforesaid thirty (30) day (or, if applicable, longer) period, and if such failure on the part of Landlord results in a material interference with Tenant’s ability to conduct its business operations in the Leased Premises, then Tenant shall have the right to take such actions as may be reasonably required to cure such failure. Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant in effectuating a cure in accordance with this Section 7.34. In the event Tenant performs an action under this Section 7.34, then Tenant shall hold harmless and indemnify Landlord and Landlord’s Agents from and against all liabilities, damages, claims, losses, penalties, judgments, charges and expenses (including attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, Tenant’s or Tenant’s Agents’ acts, including, without limitation, any costs incurred in repairing or replacing any defective or faulty construction performed by Tenant or Tenant’s Agents.

7.35 Approvals. Whenever this Lease requires an approval, consent, designation, determination, selection or judgment by either Landlord or Tenant, except as otherwise specifically set forth in this Lease, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:	WOODSIDE TECHNOLOGY CENTER, LLC, a Delaware limited liability company

	By:	National Office Partners Limited Partnership, a Delaware limited partnership, its sole member

		By:	Hines National Office Partners Limited Partnership, a Texas limited partnership, its general partner

			By:	Hines Fund Management, L.L.C., a Delaware limited liability company, its general partner

				By:	Hines Interests Limited Partnership, a Delaware limited partnership its sole member

					By:	Hines Holdings, Inc., a Texas corporation, its general partner

						By:	/s/ James C. Buie, Jr.

						Its:	Executive Vice Pres.

TENANT:	FOXHOLLOW TECHNOLOGIES, INC., a Delaware corporation

	By:	/s/ Robert W. Thomas
	Name:	Robert W. Thomas
	Title:	President & CEO

EXHIBIT A

“Leased Premises Depiction”

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EXHIBIT B

“Project Legal Description”

The land referred to herein is located in the State of California, County of San Mateo, and is described as follows:

Parcels 1, 2 and 3, as shown on that certain map entitled “Parcel Map No. 97-6, lying entirely within the City of Redwood City, California”, filed in the office of the County Recorder of San Mateo County, State of California, on December 10, 1997 in Book 70 of Parcel Maps at page(s) 17 and 18.

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EXHIBIT C

Lease Commencement Certificate

Sample Form of

Lease Commencement Certificate

OFFICE BUILDING

Re:	Woodside Technology Center, LLC
740 Bay Road
Redwood City, California 94085

This is to certify that [Tenant’s Name and Suite Number] has opened/closed on [Date]

Leased Premises Rentable Square Feet:

Lease Commencement Date:

Lease Expiration Date:

Rental Payment Commencement Date:

Final Tenant Construction Overage:

Insurance Certificate submitted (Y/N):

_______________________________________________ ,

a

By:
Name:
Its:

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EXHIBIT D

Tenant Improvements

Initial Improvement of the Leased Premises

1. Improvements. Following the mutual execution and delivery of the Lease, Tenant shall construct certain improvements (the “Tenant Improvements”) within the Leased Premises substantially in accordance with plans and specifications to be prepared by the Architect (as hereafter defined) and approved by Landlord in accordance with this Exhibit D. Subject only to Landlord’s Contribution (as hereafter defined), the Tenant Improvements shall be designed, furnished and installed at the sole cost and expense of Tenant. For purposes hereof, the cost of the Tenant Improvements (the “Tenant Improvements Cost”) shall include all costs and expenses of any nature whatsoever associated with the design and construction of the Tenant Improvements, including, without limitation, all building permit fees, payments to design consultants for services and disbursements (including, without limitation, all costs of the “Conceptual Plans” and the “Working Drawings,” as such terms are hereinafter defined), all demolition and other preparatory work, premiums for insurance and bonds, general conditions, and the cost of installing any additional electrical, mechanical or telecommunications capacity required by Tenant. Notwithstanding anything to the contrary herein or in the Lease, Landlord, at its sole cost and expense shall be responsible for, and Landlord’s Contribution shall not be used for, the following: (a) costs resulting from the removal of Hazardous Materials on, in or under the Leased Premises; provided, however, that the removal of such Hazardous Materials is required by governmental authorities and Tenant is unable to make reasonable modifications to the design of the Tenant Improvements in order to eliminate the need to remove the Hazardous Materials; and (b) Landlord’s supervision costs.

2. Tenant’s Architect, Engineers and Contractors. Tenant shall select architects, engineers and contractors from a list of approved architects, engineers and contractors to be provided to Tenant by Landlord. In the event that Tenant desires to use an architect, engineer or contractor not on the list provided by Landlord, Tenant may request the consent of Landlord to the use of such architect, engineer or contractor, which consent shall not be unreasonably withheld. The architect and general contractor selected for the Tenant Improvements in accordance with this Exhibit D shall each be licensed in the State of California and shall be herein referred to as the “Architect” and the “Contractor,” respectively. The cost of preparing all plans and specifications for the Tenant Improvements (including, without limitation, the Conceptual Plans referred to in Paragraph 3 of this Exhibit D and the Working Drawings referred to in Paragraph 4 of this Exhibit D), and the cost of preparing any change thereto shall be included in the Tenant Improvements Cost.

3. Submittal of Conceptual Plans.

(a) Tenant shall cause the Architect to prepare conceptual plans for the Tenant Improvements (the “Conceptual Plans”), including architectural, electrical and reflected ceiling drawings, within thirty (30) days after the mutual execution and delivery of the Lease. Such Conceptual Plans shall be for the general information of Landlord, and to assist in the coordination of the design and construction of the Tenant Improvements, but receipt of such

Conceptual Plans by Landlord shall not constitute an approval by Landlord of the design or specifications shown thereon. Landlord shall, within seven (7) days following receipt by Landlord of such plans, review, comment on and return the Conceptual Plans to Tenant, marked “Approved,” “Approved as Noted” or “Disapproved as Noted, Revise and Resubmit.” If the Conceptual Plans are returned to Tenant and the Architect marked “Approved,” the Conceptual Plans shall be deemed approved by Landlord and the procedure set forth in Paragraph 4 below shall be followed. If the Conceptual Plans are returned to Tenant and the Architect marked “Approved as Noted,” the Conceptual Plans so submitted shall be deemed approved by Landlord and the procedure set forth in Paragraph 4 below shall be followed; provided, however, that in preparing the Working Drawings, Tenant shall cause the Architect to incorporate Landlord’s noted items into the Working Drawings or an alternate proposal made by Tenant for Landlord’s consideration. If the Conceptual Plans are returned to Tenant marked “Disapproved as Noted, Revise and Resubmit,” Tenant shall cause such plans to be revised, taking into account the reasons for Landlord’s disapproval, and shall resubmit revised plans to Landlord for review within ten (10) days after return of the Conceptual Plans to Tenant by Landlord. The same procedure shall be repeated until Landlord fully approves the Conceptual Plans. Landlord shall not unreasonably withhold such approval.

(b) In the event Landlord fails to approve or provide comments on the Conceptual Plans within seven (7) days as contemplated under Paragraph 3(a) above, then Tenant shall provide a second written notice to Landlord requesting such response. The notice shall contain the words “FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL CAUSE YOU TO LOSE VALUABLE LEGAL RIGHTS” in 14-point bold print at the top thereof. If Landlord fails to respond to Tenant within five (5) business days after Landlord’s receipt of such second notice, then Landlord shall be deemed to have approved the Conceptual Plans.

4. Submittal of Working Drawings.

(a) Tenant shall instruct the Architect to deliver to Landlord, within thirty (30) days after the approval by Landlord of the Conceptual Plans, three (3) sets of blue-lined prints of working drawings and specifications (hereinafter referred to collectively as the “Working Drawings”) for the Tenant Improvements. Tenant shall cooperate with Landlord and the Architect and shall promptly provide such information as may be requested by Landlord and the Architect in order to complete the Working Drawings on a timely basis. If the draft of the Working Drawings was prepared on a computer-assisted design system, Tenant shall cause the Architect to deliver to Landlord a copy of such Working Drawings in electronic format compatible with Landlord’s architect’s AutoCAD standards together with a copy of such Working Drawings on diskette in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. Within ten (10) days of the receipt by Landlord of a draft of Working Drawings from Tenant, Landlord shall return to Tenant one (1) sepia set of the Working Drawings marked “Approved,” “Approved as Noted” or “Disapproved as Noted, Revise and Resubmit.” If the Working Drawings are returned to Tenant marked “Approved,” the Working Drawings, as so submitted, shall be deemed approved by Landlord. If the Working Drawings are returned to Tenant marked “Approved as Noted,” the draft of the Working Drawings shall be deemed approved by Landlord; provided, however, that in preparing the final approved Working Drawings, Tenant shall cause the Architect to incorporate Landlord’s noted items into the Working Drawings or an alternate proposal made by Tenant for

Landlord’s consideration. If the Working Drawings are returned to Tenant marked “Disapproved as Noted, Revise and Resubmit,” Tenant shall cause such Working Drawings to be revised, taking into account the reasons for Landlord’s disapproval and shall resubmit revised plans to Landlord for review. The same procedure shall be repeated until Landlord fully approves the Working Drawings. Landlord shall not unreasonably withhold such approval. The Working Drawings shall be consistent with, and a logical extension of, the Conceptual Plans approved by Landlord in accordance with Paragraph 3 of this Exhibit D. Tenant shall be solely responsible for: (i) the completeness of the Working Drawings; (ii) the conformity of the Working Drawings with the existing conditions in the Building and the Leased Premises; (iii) the compatibility of the Working Drawings with the shell or the core or the mechanical, plumbing, life safety or electrical systems of the Building (and Tenant shall obtain mechanical and electrical drawings from Landlord, the cost of which shall be included in the Tenant Improvements Cost); and (iv) the compliance of the Working Drawings with all applicable Laws, including, without limitation, the Americans With Disabilities Act. When the Working Drawings are approved by Landlord and Tenant, they shall be acknowledged as such by Landlord and Tenant signing each sheet of the Working Drawings. If the Working Drawings were prepared on a computer-assisted design system, Tenant shall cause the Architect to deliver to Landlord a copy of such Working Drawings in electronic format compatible with Landlord’s architect’s AutoCAD standards, together with a copy of such Working Drawings on diskette in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes.

(b) In the event Landlord fails to approve or provide comments on the Working Drawings within ten (10) days as contemplated under Paragraph 4(a) above, then Tenant shall provide a second written notice to Landlord requesting such response. The notice shall contain the words “FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL CAUSE YOU TO LOSE VALUABLE LEGAL RIGHTS” in 14-point bold print at the top thereof. If Landlord fails to respond to Tenant within five (5) business days after Landlord’s receipt of such second notice, then Landlord shall be deemed to have approved the Working Drawings.

5. Landlord’s Review Responsibilities. Tenant acknowledges and agrees that Landlord’s review and approval, if granted, of all Conceptual Plans and Working Drawings is solely for the benefit of Landlord and to protect the interests of Landlord in the Building and the Leased Premises, and Landlord shall not be the guarantor of, nor in any way or to any extent responsible for, the correctness or accuracy of any Conceptual Plans or Working Drawings or of the compliance of the Conceptual Plans or Working Drawings with applicable Laws or of the conformance or compatibility of the Conceptual Plans or Working Drawings with existing conditions in the Building or Leased Premises or with the shell or the core or the mechanical, plumbing, life safety or electrical systems of the Building. Tenant shall require and be solely responsible for ensuring that the Architect and all engineers and contractors verify all existing conditions in the Building, insofar as they are relevant to, or may affect, the design and construction of the Tenant Improvements, and Landlord shall have no liability to Tenant for any inaccuracy or incorrectness in any of the information supplied by Landlord with regard to existing conditions. Tenant shall be solely responsible for, and Landlord specifically reserves the right to require the Architect to make at any time and from time to time during the construction of the Tenant Improvements, any reasonable changes to the Conceptual Plans and the Working Drawings reasonably necessary to obtain any permit or to comply with all applicable Laws or to achieve the compatibility, as reasonably determined by Landlord, of the Conceptual Plans and Working Drawings with the shell and the core and the mechanical, plumbing, life safety and electrical systems of the Building and any third-party warranties.

6. Tenant’s Contractor. Landlord shall have the right in its reasonable discretion to approve the general contractor ultimately selected for the Tenant Improvements, and such party shall be the “Contractor” hereunder.

7. Administration of Work.

(a) After acceptance of bids, Tenant shall cause the Contractor to construct and install the Tenant Improvements in strict accordance with the Working Drawings. Tenant shall not authorize or permit the Contractor to install any Tenant Improvements that do not conform to the approved Working Drawings, or conflict with elements of the approved Working Drawings, or do not comply with applicable Laws, such conformity being the obligation of Tenant.

(b) All Tenant Improvements shall be constructed by the Contractor or subcontractors selected for the work. Tenant and Contractor shall have the right to select the subcontractors for the work; provided, however, that Landlord shall have the right to approve in writing in its reasonable discretion the mechanical, electrical, plumbing and data/telephone subcontractors.

(c) The Contractor and all subcontractors and materialmen shall be subject to the rules of the site. Contractors, subcontractors and materialmen engaged by Tenant shall take the necessary steps to insure, so far as may be possible, the progress of the work without interruption on account of strikes, work stoppage or similar causes for delay. In the event that Tenant’s contractors or subcontractors do not promptly cause any pickets to be withdrawn and all other disruptions to the operations of the Building promptly to cease, or in the event that Landlord notifies Tenant that Landlord has in good faith concluded that picketing or other disruptive activities are an imminent threat, Tenant shall immediately cause the withdrawal from the job of all its contractors, subcontractors or materialmen involved in the dispute.

(d) Tenant shall require that each of its contractors, subcontractors and materialmen maintain commercial general liability insurance in an amount of not less than Two Million Dollars ($2,000,000.00) per occurrence on a combined single limit basis and all worker’s compensation insurance required by law.

(e) Landlord shall provide access and entry to the Leased Premises to Tenant following the mutual execution and delivery of the Lease by the parties hereto to allow Tenant to proceed with the construction and installation of the Tenant Improvements. Upon and following any entry into the Leased Premises by Tenant prior to the commencement of its Term, Tenant shall perform all of the obligations of Tenant applicable under the Lease during the Term (except the obligation to pay Base Rent and Basic Operating Cost), including, without limitation, obligations pertaining to insurance, indemnity, compliance with Laws, and Hazardous Materials. In addition to the indemnity obligations of Tenant under the Lease, Tenant shall indemnify, defend and protect Landlord and hold Landlord harmless of and from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the presence in the Leased Premises or the Project of Tenant’s contractors or representatives or the activities of Tenant or its contractors or representatives in or about the Leased Premises or Project during the construction period, such indemnity to include, but without limitation, the obligation to provide all costs of defense against any such claims. This indemnity shall survive the expiration or sooner termination of the Lease.

(f) After the Conceptual Plans or Working Drawings have been approved by Landlord as provided above, Tenant may make changes thereto with Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed; provided, however, that such changes shall be consistent with the preapproved preliminary plans. Landlord shall approve or reasonably disapprove of any such requested change within three (3) business days (or, if the cost to design and construct the change or any related changes would exceed Fifty Thousand Dollars ($50,000.00), five (5) business days) of request for approval therefor.

8. Obligation of Tenant To Provide As-Built Plans. Within ninety (90) days after Substantial Completion, Tenant shall cause the Architect to provide to Landlord a complete set of plans and specifications reflecting the actual conditions of the Tenant Improvements as constructed in the Leased Premises, together with a copy of such plans in electronic format compatible with Landlord’s architect’s AutoCAD standards and a copy of such plans on diskette in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. The costs of the foregoing plans and specifications shall be included within the Tenant Improvements Cost.

9. Reimbursement and Compensation. Landlord shall be entitled to reimbursement for all reasonable costs incurred by Landlord in connection with the design and review of Conceptual Plans and Working Drawings. Landlord will submit invoices for such costs, with reasonable supporting detail. Landlord may obtain any reimbursement or compensation required hereunder by deducting the amount of such reimbursement or compensation from Landlord’s Contribution.

10. Landlord’s Contribution.

(a) Landlord shall provide a total of up to Six Hundred Nine Thousand Eight Hundred Fifty Dollars ($609,850.00) (“Landlord’s Contribution”), as provided in this Paragraph 10, toward the Tenant Improvements Cost; provided, however, that in no event shall Landlord’s Contribution be available to pay any project management fees or the costs of Tenant’s Personal Property or any moving costs incurred by Tenant in moving to the Leased Premises. Landlord’s Contribution shall be available to Tenant for a period of twenty-four (24) months after the date of this Lease. Any portion of Landlord’s Contribution that has not been disbursed to Tenant prior to the expiration of such period shall no longer be available to Tenant. In the event the Tenant Improvements Cost shall be less than the amount of Landlord’s Contribution, then Landlord’s Contribution shall be reduced to an amount equal to the Tenant Improvements Cost.

(b) Landlord shall disburse Landlord’s Contribution to Tenant, up to the amount of the Tenant Improvements Cost, in installments no more than once per month, within thirty (30) days of Landlord’s receipt of a written invoice from Tenant evidencing the actual costs incurred by Tenant to date and such documentation as Landlord may reasonably require to substantiate the completion of the Tenant Improvements for which such disbursement is requested in a lien-free manner and in accordance with all applicable Laws and the requirements of this Exhibit D.

(c) The obligation of Landlord to make any one or more payments pursuant to the provisions of this Paragraph 10 or to authorize Tenant to proceed with the construction of the Tenant Improvements shall be suspended without further act of the parties during any such time as there exists an Event of Default under the Lease or any event or condition which, with the passage of time or the giving of notice or both would constitute such an Event of Default. Upon the occurrence and during the pendency of an Event of Default or such an event or condition, Landlord shall have the right, in addition to all other rights and remedies provided in the Lease, at law and in equity, to order that Tenant cease the construction and installation of the Tenant Improvements hereunder. Nothing in this Paragraph 10 shall affect the obligations of Tenant under the Lease with respect to any alterations, additions and improvements within the Leased Premises, including, without limitation, any obligation to obtain the prior written consent of Landlord hereto.

(d) If Landlord fails to make a progress payment on a timely basis when required under Paragraph 10(b) above, Tenant shall provide written notice of such failure to Landlord. Landlord shall have a period of ten (10) days to cure such failure by making the required progress payment. If Landlord fails to cure such default within the aforesaid ten (10) day period, and provided that (A) Landlord has not raised any objections to the construction of the Tenant Improvements or the obligation of Landlord to then fund the applicable progress payment, and (B) neither an Event of Default nor an event or condition which, with the passage of time or the giving of notice or both, would constitute and Event of Default, is then occurring hereunder, Tenant may advance such payment on behalf of Landlord and thereafter deduct the same from the Gross Rent next payable to Landlord hereunder.

11. Tenant Improvements Loan. In addition to Landlord’s Contribution, at Tenant’s election in writing prior to completion of the Tenant Improvements and at Tenant’s sole discretion, Landlord agrees to loan to Tenant up to Three Hundred Four Thousand Nine Hundred Twenty-Five Dollars ($304,925.00) to be applied toward the Tenant Improvements Cost (the “Tenant Improvements Loan”); provided, however, that in no event shall the Tenant Improvements Loan be available to pay the costs of Tenant’s Personal Property or any moving costs incurred by Tenant in moving to the Leased Premises. The Tenant Improvements Loan shall be disbursed following disbursement of Landlord’s Contribution and in the same manner as Landlord’s Contribution. The Tenant Improvements Loan shall be repayable by Tenant to Landlord in monthly installments equal to ten cents ($0.10) per rentable square foot per month, which installments shall be deemed “Additional Rent” under the Lease and shall be payable concurrently with the monthly installments of Base Rent. Promptly following the completion of the Tenant Improvements and the calculation of the actual Tenant Improvements Loan, Landlord and Tenant shall execute a Tenant Improvements Loan Amortization Memorandum in the form attached to the Lease as Exhibit G. Notwithstanding anything herein to the contrary, in the event the Lease shall terminate for any reason prior to the scheduled expiration thereof, the unamortized portion of the Tenant Improvements Loan and all accrued and unpaid interest thereon (calculated at the rate of seventeen percent (17%) per annum) shall immediately become due and payable in full. For purposes of the preceding sentence, the Tenant Improvements Loan shall be amortized on a straight-line basis over the initial Term of the Lease.

12. Removal of Tenant Improvements. Landlord shall, in connection with Landlord’s review and approval of the Working Drawings, indicate in writing whether or not the Tenant Improvements or any portion thereof shall be required to be removed at the expiration or termination of the Term. The Tenant Improvements so required by Landlord to be removed shall be removed by Tenant in accordance with Section 5.19 of the Lease.

13. Designation of Tenant’s and Landlord’s Representatives. Tenant hereby designates Ray Johnson as its representative in connection with the design and construction of the Tenant Improvements, and Landlord shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant. Landlord hereby designates                                               as its representative in connection with the design and construction of the Tenant Improvements, and Tenant shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Landlord.

EXHIBIT E

Definition of Building Standard Improvements

For the purposes of the definition set forth in Section 1.06 of the Lease, Building Standard Improvements would consist of:

A.	Partitions.

One (1) linear foot of ceiling-height partition per twelve (12) rentable square feet less Common Areas. Partitions to be constructed of 2 1/2” metal studs at 24” on center,  5/8” gypsum wallboard both sides, with two coats of latex paint.

B.	Doors and Hardware.

One (1) ten (10) foot high, solid core, plain sliced maple door with a clear anodized aluminum frame and polished chrome lever handle latch set hardware per three hundred (300) rentable square feet less Common Areas.

C.	Ceiling.

Suspended metal “T-Bar” ceiling system with 24” × 24” ×  5/8” thick tegular-style mineral fiber acoustical ceiling.

D.	Lighting.

One (1) 2’ × 4’ recessed fluorescent lighting fixture with anodized aluminum parabolic shaped louvers, including initial lamping, per seventy-five (75) rentable square feet less Common Areas, or equivalent lighting as determined by Landlord in its good faith discretion. Common Areas on all office floors shall have lighting selected by Landlord.

E.	Electrical Outlets.

One (1) duplex wall-mounted convenience outlet mounted at standard locations with white plastic cover plate for each one hundred twenty (120) rentable square feet less Common Areas.

F.	Telephone Outlets.

One (1) telephone wall outlet mounted at standard locations for each two hundred ten (210) rentable square feet less Common Areas with pull wire through the partition.

G.	Floor Covering.

Direct glue down carpet or a credit of $15.00 per square yard of carpeted area.

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H.	Switch.

One (1) dual light switch, rocker type, mounted at standard locations with white plastic cover plate for each three hundred (300) rentable square feet less Common Areas.

I.	Window Covering.

Horizontal aluminum one-inch-slat blinds for exterior windows.

J.	Life Safety Systems.

Rapid Response fire sprinkler heads to conform with typical Tenant partition layout, utilizing the Building Standard partition and lighting, for light hazard occupancy design criteria. Manual fire alarm pull stations, exit lights, and audible fire alarm speakers shall be provided at the Building stair doors and elevator lobbies.

K.	HVAC.

The HVAC system for the Leased Premises to suit normal general office space utilizing the Building Standard lighting fixtures.

Landlord and Tenant acknowledge that this list is not exhaustive of all improvements which now or hereinafter may be located within the Leased Premises, the Building and/or the Project and that this Exhibit E is included as a representative sampling of the scope and quality of the standard improvements selected for the Project. Notwithstanding the foregoing, the inclusion of this Exhibit E is not a representation or warranty by Landlord regarding the quality, quantity and/or nature of the improvements located within the Leased Premises or of the operating order, condition and/or repair of such improvements. Tenant acknowledges and agrees that Landlord’s entire obligation with respect to the condition of the improvements located within the Leased Premises shall be as stated in Section 6.01 of the Lease.

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EXHIBIT F

Building Rules and Regulations

1.	Sidewalks, doorways (and, during any period of the Term in which Tenant is not leasing the entire Building from Landlord, halls, stairways and vestibules) and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress to and egress from the Leased Premises. For purposes of this Exhibit F, the Building shall be deemed to be a “Multi-Tenant Building” during any period of the Term in which Tenant is not leasing the entire Building from Landlord, as described in Section 3.05(b) of the Lease.

2.	Plumbing fixtures shall be used only for their designated purpose, and no foreign substances of any kind shall be deposited therein. Damage to any such fixture resulting from misuse by Tenant or any employee or invitee of Tenant shall be repaired at the expense of Tenant.

3.	Tenant shall not use any method of heating or air conditioning other than that approved by Landlord without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

4.	All window coverings installed by Tenant and visible from the outside of the Building require the prior written approval of Landlord.

5.	Nails, screws and other attachments to the Building that could affect the structural integrity of the Building require prior written consent from Landlord. Tenant shall remove all nails, screws and other attachments, patch the walls and repair any related damage to the Building upon the expiration or sooner termination of the Lease.

6.	During any period that the Building is a Multi-Tenant Building, subject to Section 5.18 of the Lease, Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Leased Premises. During any period that the Building is not a Multi-Tenant Building, Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance that permeates to and/or can be smelled on the exterior of the Building or that could be harmful to occupants of or visitors to the Project. Nothing contained in this Paragraph 6 shall be deemed or construed to permit Tenant to bring upon or use in or about the Leased Premises any substance or material that constitutes a Hazardous Material other than in strict compliance with the terms of Section 5.18 of the Lease.

7.	Tenant shall park motor vehicles in the areas of the Project designated by Landlord as parking areas, including areas for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow around the Building or the Project and loading and unloading areas of other tenants.

8.	Tenant will operate the Building’s heating and air conditioning systems in a reasonable manner and shall comply with any governmental energy-saving rules or regulations about which Tenant has been given notice. During any period that the Building is a Multi-Tenant Building, Tenant shall not waste electricity, water or air conditioning, except for any such utilities that are separately metered to Tenant’s Leased Premises.

9.	During any period that the Building is a Multi-Tenant Building, canvassing, peddling, soliciting, and distribution of handbills in the Building are prohibited and Tenant will cooperate to prevent these activities.

10.	During any period that the Building is a Multi-Tenant Building, Tenant shall not access the roof without Landlord’s permission.

11.	During any period that the Building is a Multi-Tenant Building, business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be reasonably objectionable to Landlord or other tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration isolators or in noise-damping housing or other devices sufficient to eliminate unreasonable noise or vibration. During any period that the Building is not a Multi-Tenant Building, business machines and mechanical equipment belonging to Tenant which cause noise that can be heard on the exterior of the Building or vibration that may be transmitted to the structure of the Building, to such a degree as to be reasonably objectionable to Landlord, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration isolators or in noise-damping housing or other devices sufficient to eliminate unreasonable noise or vibration. Without limiting Landlord’s right to assert that noise is unreasonable in other instances, noise shall be presumed to be unreasonable if it can be heard inside other buildings at the Project.

12.	All goods, including material used to store goods, delivered to the Leased Premises of Tenant shall be moved into the Leased Premises within a reasonable time on the date of delivery and shall not be left in parking or receiving areas overnight.

13.	Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.

14.	Tenant shall not store or permit the storage or placement of goods or merchandise in or around the Common Areas surrounding the Leased Premises, except that goods involved in the loading and unloading of shipments and receiving of deliveries may be placed in the area of the parking lot immediately adjacent to the loading dock door during staging of such shipping and receiving. No such materials may be left to remain outside the Building overnight. No displays or sales of merchandise shall be allowed in the parking lots or other Common Areas.

15.	Tenant shall not permit any animals, including, but not limited to, any household pets (excluding only seeing-eye dogs), to be kept in or about the Leased Premises, the Building, the Project or any of the Common Areas.

16.	No smoking shall be permitted in public areas of the Building including, without limitation, lobbies, restrooms, balconies, stairwells and fire exist corridors.

17.	During any period that the Building is a Multi-Tenant Building, movement into or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be restricted to hours established by Landlord, and all such movement shall be under Landlord’s supervision. During any period that the Building is a Multi-Tenant Building, rearrangements with Landlord shall be made regarding the time, method, and routing of such movement.

At all times (i.e., irrespective of whether the Building is a Multi-Tenant Building), Tenant shall assume all risks of damage and pay the cost of repairing or providing compensation for damage to the Building, to articles moved and injury to persons or public resulting from such moves. Landlord shall not be liable for any acts or damages resulting from any such activity. Tenant is responsible for ensuring that the moving/delivery company provides a valid Certificate of Insurance to Landlord.

18.	During any period that the Building is a Multi-Tenant Building, corridor doors, when not in use, shall be kept closed.

19.	During any period that the Building is a Multi-Tenant Building, deliveries of water, soft drinks, newspapers, or other such items to the Leased Premises shall be restricted to hours established by Landlord and made by use of the freight elevators if Landlord so directs.

20.	During any period that the Building is a Multi-Tenant Building, nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. During any period that the Building is not a Multi-Tenant Building, nothing shall be swept or thrown into the elevator shafts. No birds, fish, or animals of any kind shall be brought into or kept in, on or about the Leased Premises.

21.	No cooking shall be done in the Leased Premises except in connection with convenience lunch room or beverage service for employees and guests (on a non-commercial basis) in a manner which complies with all of the provisions of the Lease and which does not produce fumes or odors. Tenant shall have the right to have outdoor barbecues from time to time upon five (5) business days’ advance written notice to Landlord, subject to Landlord’s reasonable approval of the location of the same to ensure that Tenant will not interfere with the business operations or rights of other tenants of the Project. Tenant will not play loud music or otherwise disturb other tenants in connection with such barbecues.

22.	Except to the extent that the same constitutes a Hazardous Material and is used in compliance with Section 5.18 of the Lease, Tenant shall not use or keep on the Leased Premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment.

23.	Landlord will furnish Tenant with a reasonable number of initial keys for entrance doors into the Leased Premises and may charge Tenant for additional keys, thereafter. All such keys shall remain the property of Landlord. No additional locks are allowed on any door of the Leased Premises without Landlord’s prior written consent, and Tenant shall advise Landlord of any duplicate keys that Tenant in its sole discretion deems necessary to operate its business. Tenant shall provide a periodically updated list of the holders of any keys to Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Leased Premises, and give to Landlord the combination of all locks for safes and vault doors, if any, in the Leased Premises.

Landlord reserves the right to rescind any of these rules and regulations and to make future rules and regulations reasonably required for the safety, protection and maintenance of the Building, the Project, the operation and preservation of the good order thereof, and the protection and comfort of the tenants and their employees and visitors. Such rules and regulations, when made and written notice thereof given to Tenant, shall be binding as if originally included herein.

EXHIBIT G

Tenant Improvements Loan Amortization Memorandum

LANDLORD:	WOODSIDE TECHNOLOGY CENTER, LLC

TENANT:	FOXHOLLOW TECHNOLOGIES, INC.

LEASE DATE:	May 3, 2004

PREMISES:	Located at 740 Bay Road, Redwood City, California

Tenant hereby confirms and acknowledges that Landlord has disbursed a Tenant Improvements Loan to Tenant in the amount of                                  Dollars ($                    ). The Tenant Improvements Loan shall be repayable by Tenant to Landlord in monthly installments in the amount of                                  Dollars ($                    ).

LANDLORD:	WOODSIDE TECHNOLOGY CENTER, LLC, a Delaware limited liability company

	By:	National Office Partners Limited Partnership, a Delaware limited partnership, its sole member

		By:	Hines National Office Partners Limited Partnership, a Texas limited partnership, its general partner

			By:	Hines Fund Management, L.L.C., a Delaware limited liability company, its general partner

				By:	Hines Interests Limited Partnership, a Delaware limited partnership its sole member

					By:	Hines Holdings, Inc., a Texas corporation, its general partner

By:

Its:

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TENANT:	FOXHOLLOW TECHNOLOGIES, INC., a Delaware corporation

By:
Name:
Title:

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EXHIBIT H

Rohm & Haas Indemnity

[see attached three (3) pages]

Except from Purchase and Sale Agreement by Rohm and

Haas Company (“Seller”) dated February 10, 1997:

IX. ENVIRONMENTAL INDEMNIFICATION

9.1. Definitions. For purposes of this Article IX, the terms listed below are defined as follows:

(a) “Costs” means any and all liabilities, penalties, fines personal injury or property damages (including diminution in the value of the Property), losses, costs, expenses and reasonable attorneys’, experts’ and consultants’ fees and disbursements incurred by Buyer or the Indemnitees due to the presence of Hazardous Materials at, on, in, under or from the Property (including in soil, surface or groundwater) on or before the Closing Date.

Costs shall include, without limitation: (i) costs and expenses of remediation, removal, abatement, cleanup, closure, response, investigation and monitoring of any condition relating to Hazardous Materials, together with all related costs, expenses, losses, damages, penalties, fines, obligations, judgments and disbursements; (ii) costs required to take necessary precautions to protect against the release or spreading a Hazardous Materials at, on, in, or under the Property or the migration of Hazardous Materials from the Property; (iii) costs incurred to comply, in connection with all or any portion of the Property, with all applicable laws, regulations, orders and demands with respect to Hazardous Materials; (iv) costs incurred to comply with any injunctive action or order of any governmental agency or authority; and (v) costs incurred to remove any liens imposed by law in favor of the federal or any state or local government or governmental agency or authority or private individual, partnership, corporation or other business entity in each case due to the presence of Hazardous Materials at, on, in, under or emanating from the Property (including in soil, surface or groundwater) on or before the Closing Date.

(b) “Hazardous Materials” means:

(i) Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.) (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499 100 Stat. 1613) (“SARA”), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.) (“RCRA”), and the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), and in the regulations promulgated pursuant to said laws, all as amended;

(ii) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR 302 and amendments thereto);

(iii) Petroleum, asbestos, polychlorinated biphenyls, nammabic explosives, radioactive materials or any other material, waste or substances designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act (33 U.S.C. § 1251 et seq.) or listed pursuant to Section 307 of the Clean Water Act;

(iv) Those substances defined as “Hazardous Wastes,” “Hazardous Substances,” or “Hazardous Materials” in the California Water Code, California Civil Code, California Health & Safety Code and in any regulations promulgated thereunder; and

(v) Such other substances, materials and wastes which are, or are regulated as, hazardous or toxic to human health or the environment under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

(c) “Indemnities” means Buyer and Buyer’s employees, managers, directors, shareholders, members, agents, lenders, contractors, consultants, licensees, tenants, successors and assigns, and their successors and assigns.

9.2 Indemnification

(a) Subject to Seller’s rights to perform the Remediation Work pursuant to Section 8.3, Seller shall, at its sole cost and expense, indemnify, defend with legal counsel acceptable to Buyer, protect and hold harmless Buyer and Buyer’s Indemnitees from and against any and all Costs.

(b) Seller’s indemnity is freely assignable by Buyer on a non-exclusive basis without the consent of Seller. The indemnities provided under this Article IX shall inure to the benefit of Buyer, Buyer’s Indemnitees and their respective successors and assigns.

(c) Seller’s obligation to indemnify Buyer shall be subject to Seller’s right to perform the Remediation Work pursuant to Section 8.3 and shall not apply to Hazardous Materials brought onto the Property by Buyer or Buyer’s Indemnities. In addition, Seller’s obligation pursuant to this Article IX shall not apply to Hazardous Materials brought onto the Property after the Closing Date by Buyer or Buyer’s Indemnities or by third parties or to any Costs directly or indirectly arising out of the introduction or migration of Hazardous Materials onto the Property after the Closing Date.

(d) Subject to the provisions of this Section 9.2, nothing contained in this Article IX shall be deemed to constitute a waiver of any right or remedy, including the right to contribution, which Seller or Buyer may have against the other or any other party under any applicable federal, state or local statutory or common law (in each case as amended from time to time), all such rights being hereby expressly reserved.

9.3. Procedures Relating to Indemnification.

(a) Buyer shall promptly, but in any event within ten (10) days of receipt of any communication from any governmental authority or third party regarding Hazardous Materials at, on, in, under or from the Property (including in any soil, surface or groundwater at or beneath the Property) give notice of same to Seller, and provide Seller the opportunity to participate or intervene in any discussions or proceedings. Seller shall have the right to control the defense or settlement of any such alleged liabilities or claims, but any Indemnitee may, at its election, participate in the defense of any action or proceeding at its expense. Should Seller fail to defend any alleged liabilities or claims, then in addition to any other remedies, the Indemnitees may settle (provided that before accepting a settlement it shall give Seller not less than fifteen (15) days prior notice of the terms thereof and the right to reject the same and, instead, to immediately pay all of Indemnitees’ costs and expenses of defense and thereafter undertake such defense) or defend such action or proceeding through legal counsel of their own choosing and may recover from Seller and all of their costs and expenses of defense, including their reasonable legal fees.

(b) If any Hazardous Material found on the Property after the Closing Date is a Hazardous Material listed in the Environmental Documents and such Hazardous Material (A)(i) is found in a different concentration than the concentration for such Hazardous Material indicated in such Environmental Documents or (ii) is found in a different location than the location of such Hazardous Material indicated in such Environmental Documents, and (B) is not a Hazardous Material which was brought onto or used on the Property by Buyer, it shall be presumed that such Hazardous Material is a Hazardous Material which was present on the Property on the Closing Date, and Seller shall indemnify Buyer with respect to such Hazardous Material until Seller and Buyer agree as to whether such Hazardous Material was present on the Property on the Closing Date or, failing such agreement, such issue is resolved by a court of competent jurisdiction.

(c) If any government agency requires the investigation, site monitoring, containment, cleanup, removal, restoration or other Remediation Work relating to the Property for which Seller is liable or presumed to be liable hereunder, Seller shall immediately take action to comply with such requirements and shall thereafter diligently prosecute all such Remediation Work to completion.

(d) If Seller shall fail promptly to commence, or cause to be commenced, or fail diligently to prosecute to completion, such Remediation Work which is the obligation of Seller hereunder, then Buyer may, but shall not be required to, cause such Remediation Work to be performed and all Costs shall be paid by Seller within ten (10) days of Seller’s receipt of written demand from Buyer.

9.4. Survival. This Article IX shall survive the Closing.

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